UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Health Care REIT, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

HEALTH CARE REIT, INC.

NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS

and

PROXY STATEMENT

Meeting Date

May 2, 2013

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend the Annual Meeting, please promptly complete, sign, date and return the enclosed proxy card, or grant your proxy electronically over the Internet or by telephone, so that your shares will be represented at the Annual Meeting. If you do attend, you may vote in person even if you have sent in your proxy card or voted electronically or by telephone.

HEALTH CARE REIT, INC.

4500 Dorr Street

Toledo, Ohio 43615

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

AND

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING

To Be Held on May 2, 2013

TO THE SHAREHOLDERS OF HEALTH CARE REIT, INC.:

The Annual Meeting of Shareholders of Health Care REIT, Inc. will be held on May 2, 2013 at 10:00 a.m. in the Bruce G. Thompson Auditorium at Health Care REIT, Inc.’s headquarters, 4500 Dorr Street, Toledo, Ohio, for the purpose of considering and acting upon:

1.	The election of ten Directors to hold office until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified;

2.	The advisory vote to approve Named Executive Officer compensation;

3.	The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year 2013; and

4.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of Health Care REIT, Inc. unanimously recommends that you vote (1) “for” each of the nominees for election to the Board, (2) “for” the approval of the compensation of Health Care REIT, Inc.’s Named Executive Officers (as defined in the Proxy Statement), and (3) “for” the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year 2013. Shareholders of record at the close of business on March 5, 2013 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the Proxy Statement accompanying this Notice. In addition, the Proxy Statement, Annual Report and a form of Proxy Card are available on the Internet at www.hcreit.com/proxy.

BY ORDER OF THE BOARD OF DIRECTORS

ERIN C. IBELE
Senior Vice President-Administration and Corporate Secretary

Toledo, Ohio

March 20, 2013

PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. In lieu of mailing your Proxy Card, you may choose to submit a proxy via the Internet or by telephone by following the procedures provided on your Proxy Card. The proxy may be revoked by you at any time, and giving your proxy will not affect your right to vote in person if you attend the Annual Meeting. If you plan to attend the Annual Meeting and require directions, please call (419) 247-2800 or write to the Senior Vice President-Administration and Corporate Secretary, Health Care REIT, Inc., 4500 Dorr Street, Toledo, Ohio 43615.

PROXY STATEMENT

HEALTH CARE REIT, INC.

4500 Dorr Street

Toledo, Ohio 43615

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

May 2, 2013

GENERAL

The mailing address and location of the executive offices of Health Care REIT, Inc. (the “Company”) is 4500 Dorr Street, Toledo, Ohio 43615. The telephone number is (419) 247-2800. The approximate date on which this material will be first sent to shareholders is March 26, 2013. A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2012, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE ON THE COMPANY’S WEBSITE AT www.hcreit.com OR MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE SENIOR VICE PRESIDENT-ADMINISTRATION AND CORPORATE SECRETARY, HEALTH CARE REIT, INC., AT THE ABOVE MAILING ADDRESS.

Why am I receiving these materials?

This Proxy Statement is furnished to the shareholders of the Company by its Board of Directors in connection with the solicitation of proxies in the enclosed form to be used in voting at the Annual Meeting of Shareholders (the “Annual Meeting”), which is scheduled to be held on Thursday, May 2, 2013 at 10:00 a.m. as set forth in the foregoing notice.

What proposals will be voted on at the Annual Meeting?

At the Annual Meeting, the shareholders will be asked to: (1) elect ten Directors (Proposal 1), (2) approve, on an advisory or non-binding basis, the compensation of the Company’s Named Executive Officers (as defined below in the section “Executive Compensation”) (Proposal 2), (3) ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2013 (Proposal 3), and (4) transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

How does the Board of Directors recommend I vote?

The Board of Directors unanimously recommends that you vote:

•	“FOR” each of the nominees to the Board of Directors (Proposal 1);

•	“FOR” the approval, on an advisory or non-binding basis, the compensation of the Company’s Named Executive Officers (Proposal 2); and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2013 (Proposal 3).

Who may vote at the Annual Meeting?

As of March 5, 2013, the Company had outstanding 261,259,316 shares of common stock, $1.00 par value per share. The common stock constitutes the only class of voting securities of the Company entitled to vote at the Annual Meeting. Shareholders of record at the close of business on March 5, 2013 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Each share of common stock is entitled to one vote on all matters to come before the Annual Meeting.

If I am a shareholder of record of the Company’s shares, how do I vote?

A share cannot be voted at the Annual Meeting unless the holder thereof is present or represented by proxy. When proxies in the accompanying form are returned properly executed and dated or the appropriate procedures for submitting a proxy via the Internet or by telephone are followed, the shares represented thereby will be voted at the Annual Meeting. If a choice is specified in the proxy, the shares represented thereby will be voted in accordance with such specification. If no specification is made, the proxy will be voted “for” the action proposed.

Once I have submitted my proxy, is it possible for me to change or revoke my proxy?

Any shareholder giving a proxy has the right to revoke it any time before it is voted by (1) filing a written revocation with the Senior Vice President-Administration and Corporate Secretary of the Company, (2) filing a duly executed proxy bearing a later date, or (3) attending the Annual Meeting and voting in person. A written revocation, as described in (1) above, will not be effective until the notice thereof has been received by the Senior Vice President-Administration and Corporate Secretary of the Company.

Who is paying for the cost of this proxy solicitation?

The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, Directors and officers of the Company may solicit proxies in writing or by telephone, electronically, by personal interview, or by other means of communication. The Company will reimburse Directors and officers for their reasonable out-of-pocket expenses in connection with such solicitation. The Company will request brokers and nominees who hold shares in their names to furnish this proxy material to the persons for whom they hold shares and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in connection therewith. The Company has hired AST Phoenix Advisors to solicit proxies for a fee not to exceed $7,000, plus expenses and other customary charges.

What constitutes a quorum at the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total number of shares of voting securities outstanding on the record date shall constitute a quorum for the transaction of business by such holders at the Annual Meeting.

How will votes be tabulated at the Annual Meeting?

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

How are abstentions and broker non-votes treated?

Abstentions will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. In the election of the Directors (Proposal 1), you may vote “for,” “against” or “abstain” with respect to each of the nominees. If you elect to abstain in the election of Directors, the abstention will not impact the election of Directors. In tabulating the voting results for the election of Directors, only “for” and “against” votes are counted. For the other items of business, you may vote “for,” “against” or “abstain.” If you elect to abstain, the abstention will have the same effect as an “against” vote.

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power for the other proposal and has not received instructions from the beneficial owner. Broker non-votes will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting, but will not be counted for purposes of determining the number of shares entitled to vote with respect to any proposal for which the broker lacks discretionary authority. Brokers do not have discretionary authority with respect to the election of the Directors (Proposal 1) or the advisory vote to approve Named Executive Officer compensation (Proposal 2).

I share an address with another shareholder, and we received only one paper copy of the Annual Report and Notice of Meeting and Proxy Statement. How may I obtain an additional copy of the Annual Report and Notice of Meeting and Proxy Statement?

In accordance with a notice sent to shareholders who share a single address, the Company is sending only one Annual Report and one Notice of Meeting and Proxy Statement to that address unless it receives contrary instructions from any shareholder at that address. This procedure, known as “householding,” is designed to reduce printing costs, mailing costs and fees.

Shareholders residing at such an address who wish to receive separate copies of the Annual Report or Proxy Statement in the future and shareholders who are receiving multiple copies of these materials now and wish to receive just one set of materials in the future, should write to the Senior Vice President-Administration and Corporate Secretary, Health Care REIT, Inc., 4500 Dorr Street, Toledo, Ohio 43615 or call (419) 247-2800 to request a change. The Annual Report and Proxy Statement are also available on the Company’s website at www.hcreit.com/proxy.

What is the deadline to submit shareholder proposals intended for inclusion in the Company’s proxy materials for the 2014 Annual Meeting?

Any shareholder proposals intended for inclusion in the Company’s proxy materials for the 2014 Annual Meeting must be submitted to Erin C. Ibele, Senior Vice President-Administration and Corporate Secretary of the Company, in writing no later than November 26, 2013. In addition, under the Company’s By-Laws, in order for a shareholder to present a proposal for consideration at an annual meeting other than by means of inclusion in the Company’s proxy materials for such meeting, the shareholder must provide a written notice to the Senior Vice President-Administration and Corporate Secretary not more than 120 days prior to the meeting and not less than 45 days before the date on which the Company first mailed or otherwise gave notice for the prior year’s annual meeting. For purposes of the 2014 Annual Meeting, such a written notice must be received by the Senior Vice President-Administration and Corporate Secretary by February 9, 2014. If a shareholder does not meet this deadline, (1) the officer presiding at the meeting may declare that the proposal will be disregarded because it was not properly brought before the meeting and (2) the persons named in the proxies solicited by the Board of Directors for the meeting may use their discretionary voting authority to vote “against” the proposal.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s By-Laws provide that the Board of Directors shall have nine members unless changed by the Board. The Board has increased the number of Directors from nine to ten. The Directors are elected to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

The shares represented by the proxies will be voted “for” the election of each of the nominees named below, unless you indicate in the proxy that your vote should be cast “against” any or all of them or that you “abstain.” Each nominee elected as a Director will continue in office until his or her successor has been duly elected and qualified, or until the earliest of his or her resignation, removal or death. If any nominee declines or is unable to accept such nomination to serve as a Director, events which the Board does not now expect, the proxies reserve the right to substitute another person as a Board nominee, or to reduce the number of Board nominees, as they shall deem advisable. The proxy solicited hereby will not be voted to elect more than ten Directors.

Except in a contested election, each Board nominee will be elected only if the number of votes cast “for” the nominee’s election exceeds the number of votes cast “against” such nominee’s election. In a contested election (where a determination is made that the number of Director nominees is expected to exceed the number of Directors to be elected at a meeting), the vote standard will be a plurality of the votes cast with respect to such Director.

Under the Company’s By-Laws, any incumbent Director nominee who receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation for consideration by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating/Corporate Governance Committee’s recommendation within 90 days from the date of the certification of election results and publicly disclose its decision and the rationale behind it.

As discussed in more detail below under “Board and Committees,” the Board believes that its Directors and nominees for Director should, among other things, (1) have significant leadership experience at a complex organization, (2) be accustomed to dealing with complex problems, and (3) have the education, experience and skills to exercise sound business judgment. In evaluating its Directors and nominees for Director, the Nominating/Corporate Governance Committee looks at the overall size and structure of the Board and strives to assemble a Board that is skilled, diverse, well-rounded and experienced. The specific experiences, qualifications, skills and attributes of each of the Directors are described below. These experiences, along with the Directors’ honesty, sound judgment and commitment to the Company, led the Board to conclude that each of these Directors should be elected to serve on the Board.

Directors to be Elected

William C. Ballard, Jr., age 72.    Mr. Ballard is former Of Counsel to Greenebaum Doll & McDonald PLLC (law firm), a position he held from 1992 to June 2008. From 1970 to 1992, Mr. Ballard was Executive Vice President, Chief Financial Officer and Director of Humana Inc. (provider of integrated health care services). Mr. Ballard also serves as a Director of UnitedHealth Group Incorporated (diversified health and well-being company). Mr. Ballard has served as a Director of the Company since 1996 and is a member of the Board’s Compensation, Investment and Planning Committees. Mr. Ballard’s background as an attorney and his extensive experience in the health care industry through his long-time service to Humana Inc. and his current director role with UnitedHealth Group Incorporated give him a unique perspective.

George L. Chapman, age 65.    Mr. Chapman is Chairman, Chief Executive Officer and President of the Company. Mr. Chapman served as Chairman and Chief Executive Officer of the Company from October 1996 to January 2009 and assumed the additional title of President of the Company in January 2009. Mr. Chapman previously served as President of the Company from September 1995 to May 2002. From January 1992 to

September 1995, Mr. Chapman served as Executive Vice President and General Counsel of the Company. Mr. Chapman has served as a Director of the Company since 1994 and is a member of the Board’s Executive, Investment and Planning Committees. Mr. Chapman’s day-to-day leadership of the Company, as Chairman, Chief Executive Officer and President, provides him with intimate knowledge of the Company’s business and operations.

Thomas J. DeRosa, age 55.    Mr. DeRosa is former Vice Chairman and Chief Financial Officer of The Rouse Company (real estate development and operations), a position he held from September 2002 until November 2004 when The Rouse Company merged with General Growth Properties, Inc. From 1992 to September 2002, Mr. DeRosa held various positions at Deutsche Bank (Deutsche Bank AG) and Alex. Brown & Sons, including Global Co-Head of the Health Care Investment Banking Group of Deutsche Bank and Managing Director in the Real Estate Investment Banking Group of Alex. Brown & Sons. Mr. DeRosa also serves as a Director of CBL & Associates Properties, Inc. (owner and developer of malls and shopping centers), Value Retail PLC (a U.K.-based owner, operator and developer of luxury outlet shopping villages in Europe) and Georgetown University (where he also serves on the Audit Committee). Mr. DeRosa served as a Director of Dover Corporation (global provider of equipment, specialty systems and services for various industrial and commercial markets) until 2010. Mr. DeRosa has served as a Director of the Company since 2004 and is a member of the Board’s Audit, Executive, Investment, Nominating/Corporate Governance and Planning Committees. Mr. DeRosa serves as the Chair of the Audit Committee. Mr. DeRosa has extensive knowledge of the real estate industry and capital markets from his experience as Vice Chairman and Chief Financial Officer of The Rouse Company and his leadership roles at Deutsche Bank and Alex. Brown & Sons.

Jeffrey H. Donahue, age 66.    Mr. Donahue is former President and Chief Executive Officer of Enterprise Community Investment, Inc. (provider of affordable housing), a position he held from January 2003 to April 2009. Mr. Donahue was Executive Vice President and Chief Financial Officer of The Rouse Company (real estate development and operations) from December 1998 to September 2002. Mr. Donahue serves as a Director of T. Rowe Price Savings Bank and Bentall Kennedy (real estate investment advisor). Mr. Donahue has served as a Director of the Company since 1997 and is a member of the Board’s Compensation, Executive, Investment and Planning Committees. Mr. Donahue serves as the Chair of the Compensation Committee. Mr. Donahue has extensive knowledge of the real estate industry from his experience as President and Chief Executive Officer of Enterprise Community Investment, Inc. and Executive Vice President and Chief Financial Officer of The Rouse Company.

Peter J. Grua, age 59.    Mr. Grua is a Partner of HLM Venture Partners (provider of venture capital), where he has held various positions since 1992. Mr. Grua also serves as a Director of The Advisory Board Company (provider of best practices research and analysis to the health care industry). Mr. Grua served as a Director of Familymeds, Inc. (an operator of apothecary pharmacies) until 2007 and Renal Care Group, Inc. (an operator of kidney dialysis facilities) until 2006. Mr. Grua has served as a Director of the Company since 1999 and is a member of the Board’s Executive, Investment, Nominating/Corporate Governance and Planning Committees. Mr. Grua serves as the Chair of the Nominating/Corporate Governance Committee and the presiding Director of executive sessions of non-employee Directors and independent Directors. Mr. Grua’s entrepreneurial and leadership experience with HLM Venture Partners and his expertise in the health care industry through directorships with a variety of public and private companies are valuable assets to the Board.

Fred S. Klipsch, age 71.    Mr. Klipsch is Chairman of the Board of Klipsch Group, Inc. (global speaker manufacturer), a position he has held since 2011. From 1989 until 2011, he was Chairman of the Board, Chief Executive Officer and majority-owner of Klipsch Group, Inc. From 1982 until 1989, Mr. Klipsch was Executive Vice President, Chief Operating Officer and Chief Development Officer of Forum Group Inc., an owner, operator and developer of hospitals, retirement centers and nursing homes. From 1989 until 1996, Mr. Klipsch was Chairman of the Board and majority-owner of National Guest Homes, a developer and operator of assisted living centers in the southern part of the United States. In addition, Mr. Klipsch was Chairman of the Board and majority-owner of Hospital Affiliates Development Corporation (“HADC”), a medical properties development company, from 1989 until 2002 at which time it became part of Windrose Medical Properties Trust, a self-administered and self-managed real estate investment trust focused on owning and developing long-term care medical properties throughout the United States. Mr. Klipsch served as Chairman of the Board and Chief Executive Officer of Windrose Medical Properties Trust from its formation and initial public offering in 2002 until December 2006, when Windrose Medical Properties Trust merged with the Company. Mr. Klipsch served as Vice Chairman of the Company from December 2006 until May 2009. Mr. Klipsch has served as a Director of the Company since December 2006 and is a member of the Board’s Investment and Planning Committees. In addition to his significant global operational and leadership experiences with Klipsch Group, Inc., Mr. Klipsch has extensive knowledge of the hospital, medical office building, retirement center, assisted living and nursing home sectors from his ownership and operational experiences and leadership roles with the Forum Group Inc., National Guest Homes, HADC, Windrose Medical Properties Trust and the Company.

Sharon M. Oster, age 64.    Ms. Oster is Frederic D. Wolfe Professor of Management and Entrepreneurship, Professor of Economics, at Yale University School of Management. From 2008 to 2011, she served as the Dean of the Yale University School of Management. Ms. Oster has served as a Director of the Company since 1994 and is a member of the Board’s Compensation, Investment and Planning Committees. Ms. Oster also serves as a Director of Bentall Kennedy (real estate investment advisor). Ms. Oster served as a Director of The Aristotle Corporation (holding company for a manufacturer and distributor of educational, health and agricultural products) until 2005 and Transpro, Inc. (designer and manufacturer of precision transportation products) until 2005. Ms. Oster’s expertise in competitive strategy, economic theory and management, leadership role at the Yale University School of Management and directorships with a variety of public companies give her a unique perspective.

Jeffrey R. Otten, age 62.    Mr. Otten is the President of JRO Ventures Inc. (management consulting firm), a position he has held since 2002. From January 2004 to August 2005, Mr. Otten served as Chief Executive Officer of Stentor Corporation (provider of digital medical imaging). From 1994 to 2002, Mr. Otten served as President and Chief Executive Officer of Brigham and Women’s Hospital, a teaching affiliate of Harvard Medical School. Mr. Otten also served as the Chairman of the Board of the Massachusetts Hospital Association and the University Health System Consortium. Mr. Otten has served as a Director of the Company since 2008 and is a member of the Board’s Audit, Investment, Nominating/Corporate Governance and Planning Committees. Mr. Otten has extensive knowledge of the hospital sector and health care industry from his service as President and Chief Executive Officer of Brigham and Women’s Hospital, Chief Operating Officer of the Hospital of the University of Pennsylvania and Chief Financial Officer of UCLA Medical Center and entrepreneurial and leadership experience from his work as President of JRO Ventures Inc. and Chief Executive Officer of Stentor Corporation.

Judith C. Pelham, age 67.    Ms. Pelham is the President Emeritus of Trinity Health (national health care system). From May 2000 to December 2004, Ms. Pelham served as the President and Chief Executive Officer of Trinity Health. Ms. Pelham served as the President and Chief Executive Officer of Mercy Health Services (health care system) from 1993 to 2000, the President and Chief Executive Officer of the Daughters of Charity Health Services (network of hospitals, home care and ambulatory services) from 1982 to 1992, and the Assistant Vice President of Brigham and Women’s Hospital from 1976 to 1980. Ms. Pelham also serves as a Director of Amgen Inc. and a trustee of Smith College. Ms. Pelham has served as a Director of the Company since May 2012 and is a member of the Board’s Compensation, Investment and Planning Committees. Ms. Pelham has extensive knowledge and leadership experience in the health care industry from her service as the President and Chief Executive Officer of Trinity Health, Mercy Health Services and the Daughters of Charity Health Services.

R. Scott Trumbull, age 64.    Mr. Trumbull is Chairman and Chief Executive Officer of Franklin Electric Co., Inc. (manufacturer of water and fuel pumping systems), a position he has held since January 2003. From October 2001 through December 2002, Mr. Trumbull was Executive Vice President and Chief Financial Officer of Owens-Illinois, Inc. (manufacturer of glass containers). From 1993 to October 2001, Mr. Trumbull served as Executive Vice President, International Operations & Corporate Development of Owens-Illinois, Inc. Mr. Trumbull also serves as Non-Executive Chairman of the Board of Schneider National, Inc. (privately-held leader in freight delivery and logistics). Mr. Trumbull has served as a Director of the Company since 1999 and is a member of the Board’s Audit, Investment and Planning Committees. Mr. Trumbull’s leadership experience as Chairman and Chief Executive Officer of Franklin Electric Co., Inc. and in various capacities at Owens-Illinois, Inc. provide the Board with a global perspective.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE ABOVE NOMINEES. Each nominee receiving more votes “for” his or her election than votes “against” his or her election will be elected. If an incumbent Director nominee receives a greater number of votes “against” his or her election than votes “for” such election, he or she is required to tender his or her resignation for consideration by the Nominating/Corporate Governance Committee in accordance with the Company’s By-Laws.

BOARD AND COMMITTEES

Leadership Structure

The Board is responsible for the selection of the Chairman of the Board and the Chief Executive Officer. The Board believes it is in the best interests of the Company for the Board to make a determination regarding whether to separate the roles of Chairman and Chief Executive Officer based upon the circumstances. Accordingly, these roles may be filled by one individual or by two different individuals (and during the course of its history, the Company has utilized each leadership model). Currently, Mr. Chapman serves as the Chairman, Chief Executive Officer and President of the Company. The Board has determined that this leadership structure is appropriate for the Company given the background, skills and experience of Mr. Chapman and the sustained growth and performance of the Company under Mr. Chapman’s leadership. The Board periodically reviews and assesses the Company’s leadership structure in connection with its review of succession planning. During this review, Mr. Chapman and the Board discuss future candidates for senior leadership positions, succession timing for those positions, and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which the Company makes ongoing leadership assignments. See “Executive Officers” below for a description of the roles, background and experience of the Executive Officers of the Company.

Mr. Chapman presides at all meetings of the shareholders and of the Board of Directors (except as noted below) and generally supervises the business of the Company. The Board met ten times during the year ended December 31, 2012. Executive sessions of non-employee Directors are held after regularly scheduled meetings of the Board and an executive session of independent Directors is held at least once each year. The presiding Director of these sessions is the Chair of the Nominating/Corporate Governance Committee, currently Mr. Grua. As presiding Director, Mr. Grua acts as a liaison between the independent Directors and the Chairman, coordinates the activities of the independent Directors, communicates with the independent Directors between meetings as needed and performs such other functions as designated from time to time by the Board. The Board believes the current leadership structure provides an appropriate balance between strategic development and independent oversight of Management.

Independence and Meetings

The Board has adopted Corporate Governance Guidelines that meet the listing standards adopted by the New York Stock Exchange and a Code of Business Conduct and Ethics that meets the New York Stock Exchange’s listing standards and complies with the rules of the Securities and Exchange Commission. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the Company’s website at www.hcreit.com.

Pursuant to the Corporate Governance Guidelines, the Board undertook a review of Director independence in February 2013. During this review, the Board considered transactions and relationships between each Director, or any member of his or her immediate family, and the Company and its subsidiaries and affiliates. The purpose of this review was to determine whether any relationships or transactions were inconsistent with a determination that a Director is independent.

The Board determined that other than Messrs. Chapman and Klipsch, all of the Directors (Mses. Oster and Pelham and Messrs. Ballard, DeRosa, Donahue, Grua, Otten and Trumbull) meet the specific minimum independence requirements of the New York Stock Exchange. The Board also determined that, other than Messrs. Chapman and Klipsch, all of the Directors (Mses. Oster and Pelham and Messrs. Ballard, DeRosa, Donahue, Grua, Otten and Trumbull) have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and are therefore independent under the general independence standards of the New York Stock Exchange and the Corporate Governance Guidelines. The Board of Directors also determined that Pier C. Borra, a former Director, was independent prior to his retirement from the Board of Directors on May 3, 2012 and Daniel A. Decker, a former Director, was independent prior to his resignation from the Board of Directors on August 21, 2012. Mr. Chapman is not independent because he is the Chief Executive Officer and President of the Company. Mr. Klipsch is not independent because in 2010 he received non-compete payments from the Company and a portion of the purchase price in connection with an acquisition by the Company of a medical office building that was partly-owned by Mr. Klipsch.

The Board determined that all of the members of the Audit Committee (Messrs. DeRosa, Otten and Trumbull) are independent under the general independence standards of the New York Stock Exchange and the Corporate Governance Guidelines and under the separate independence standards for audit committee members under Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Additionally, the Board determined that all of the members of the Compensation Committee (Mses. Oster and Pelham and Messrs. Ballard and Donahue) are independent, non-employee and outside Directors, as the case may be, under the rules of the New York Stock Exchange, Securities and Exchange Commission and Internal Revenue Service. Finally, the Board determined that all of the members of the Nominating/Corporate Governance Committee (Messrs. DeRosa, Grua and Otten) are independent under the rules of the New York Stock Exchange.

The Company’s policy is to schedule a meeting of the Board on the date of the annual meeting of shareholders and all of the Directors are encouraged to attend that meeting. All Directors (except Mr. Borra, who retired from the Board of Directors on May 3, 2012, and Ms. Pelham, who was appointed to the Board of Directors on May 3, 2012) attended last year’s annual meeting of shareholders.

The Board has standing Audit, Compensation, Executive, Investment, Nominating/Corporate Governance and Planning Committees. In 2012, all incumbent Directors attended at least 75% of the aggregate of the meetings of the Board and the committees on which they served.

Risk Management

The Board of Directors, as a whole and at the committee level, plays an important role in overseeing the management of the Company’s risks. The Board regularly reviews the Company’s material risks and exposures, including operational, strategic, financial, legal and regulatory risks. The Board of Directors and the Audit Committee review the management of financial risk and the Company’s policies regarding risk assessment and risk management. The Board of Directors and the Compensation Committee review the management of risks relating to the Company’s compensation plans and arrangements. The Board of Directors and the Nominating/Corporate Governance Committee review the management of risks relating to compliance and the Company’s corporate governance policies.

Management is responsible for identifying the Company’s significant risks, developing risk management strategies and policies and integrating risk management into the Company’s decision-making process. To that end, the Company has implemented an enterprise risk management program and created an internal risk management steering committee charged with identifying, monitoring and controlling such risks and exposures. This risk management structure helps ensure that necessary information regarding significant risks and exposures is transmitted to the Company’s leadership, including Management, the appropriate Board committees and the Board of Directors.

Audit Committee

The Audit Committee has the authority and responsibility to engage and discharge the independent registered public accounting firm, pre-approve all audit and non-audit services to be provided by such firm, review the plan and results of the auditing engagement, review Management’s evaluation of the adequacy of the

Company’s system of internal control over financial reporting, direct and supervise investigations into matters within the scope of its duties, and perform the duties set forth in its written charter and such other duties as are required by applicable laws or securities exchange rules. The members of the Audit Committee are Messrs. DeRosa, Otten and Trumbull, with Mr. DeRosa serving as Chair. The Audit Committee met five times during the year ended December 31, 2012.

The Audit Committee is comprised solely of Directors who are not officers or employees of the Company and who the Board has determined have the requisite financial literacy to serve on the Audit Committee. Additionally, the Board determined that no member of the Committee has any material relationship with the Company that might interfere with the exercise of the member’s independent judgment and that each member meets the standards of independence established by the Securities and Exchange Commission and the New York Stock Exchange. See “Independence and Meetings” above for a discussion of independence determinations.

The Board, after reviewing all of the relevant facts and circumstances, determined that Messrs. DeRosa, Otten and Trumbull are “audit committee financial experts.”

The Audit Committee is governed by a written charter approved by the Board of Directors. The charter is available on the Company’s website at www.hcreit.com.

Compensation Committee

The Compensation Committee is responsible for determining the nature and amount of compensation for Executive Officers. The members of the Compensation Committee are Mses. Oster and Pelham and Messrs. Ballard and Donahue, with Mr. Donahue serving as Chair. The Compensation Committee met eight times during the year ended December 31, 2012. The Board determined that the members of the Compensation Committee are independent, non-employee and outside directors, as the case may be, under the rules of the New York Stock Exchange, Securities and Exchange Commission and Internal Revenue Service. The Compensation Committee is governed by a written charter approved by the Board of Directors. The charter is available on the Company’s website at www.hcreit.com. See “Executive Compensation–Compensation Discussion and Analysis” for additional information regarding the Compensation Committee.

Executive Committee

The function of the Executive Committee is to exercise all the powers of the Board (except any powers specifically reserved to the Board) between meetings of the Board. The Executive Committee is also responsible for reviewing and approving the Company’s investments between meetings of the Investment Committee. The members of the Executive Committee are Messrs. Chapman, DeRosa, Donahue and Grua. The Executive Committee met five times during the year ended December 31, 2012.

Investment Committee

The function of the Investment Committee is to review and approve the Company’s investments in health care and seniors housing real estate. During the year ended December 31, 2012, the Investment Committee met four times. Each member of the Board is a member of the Investment Committee. The Executive Committee is responsible for reviewing and approving the Company’s investments between meetings of the Investment Committee.

Nominating/Corporate Governance Committee

Responsibilities and Members.    The Nominating/Corporate Governance Committee is responsible for reviewing and interviewing qualified candidates to serve on the Board, to make nominations to fill vacancies on the Board and to select the nominees for the Directors to be elected by the shareholders at each annual meeting.

In addition, the Committee is responsible for evaluating, implementing and overseeing the standards and guidelines for the governance of the Company, including monitoring compliance with those standards and guidelines, developing and implementing succession plans and evaluating the performance of the Board. The members of the Nominating/Corporate Governance Committee are Messrs. DeRosa, Grua and Otten, with Mr. Grua serving as Chair. The Nominating/Corporate Governance Committee met four times during the year ended December 31, 2012.

The Committee is comprised solely of Directors who are not officers or employees of the Company. The Board has determined that no member of the Committee has any material relationship with the Company that might interfere with the member’s exercise of his independent judgment and that each member meets the standards of independence established by the New York Stock Exchange.

The Nominating/Corporate Governance Committee is governed by a written charter approved by the Board of Directors. The charter is available on the Company’s website at www.hcreit.com.

Consideration of Director Nominees.    The Board believes that a nominee for Director should be or have been a senior manager, chief operating officer, chief financial officer or chief executive officer of a complex organization such as a corporation, university, foundation or governmental entity or unit or, if in a professional capacity, be accustomed to dealing with complex problems, or otherwise have obtained and excelled in a position of leadership. In addition, Directors and nominees for Director should have the education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom and vision to exercise sound business judgment and should have high personal and professional ethics, strength of character, integrity and values. Also, Directors and nominees for Director should be available and willing to attend regularly scheduled meetings of the Board and its committees and otherwise able to contribute a reasonable amount of time to the Company’s affairs, with participation on other boards of directors encouraged to provide breadth of experience to the Board. The age at the time of election of any nominee for Director should be such to assure a minimum of three years of service as a Director.

In identifying and evaluating nominees for Director, the Committee first looks at the overall size and structure of the Board each year to determine the need to add or remove Directors. Second, taking into consideration the characteristics mentioned above, the Committee determines if there are any specific qualities or skills that would complement the existing strengths of the Board. The Committee takes diversity into account in identifying and evaluating nominees for Director. The Committee considers diversity in terms of (1) professional experience, including experience in the Company’s primary business segments and in areas of possible future expansion, (2) educational background and (3) age, race, gender and national origin.

The Committee uses multiple sources for identifying and evaluating nominees for Director, including referrals from current Directors and Management, and may seek input from third party executive search firms retained at the Company’s expense. If the Committee retains one or more search firms, such firms may be asked to identify possible nominees, interview and screen such nominees and act as a liaison between the Committee and each nominee during the screening and evaluation process. The Committee will review the résumé and qualifications of each candidate based on the criteria described above, and determine whether the candidate would add value to the Board. With respect to candidates that are determined by the Committee to be potential nominees, the Committee will obtain such background and reference checks as it deems necessary, and the Chair of the Committee and the Chairman of the Board will interview qualified candidates. Once it is determined that a candidate is a good prospect, the candidate will be invited to meet the other members of the Committee. If the candidate is approved by the Committee, the candidate will have an opportunity to meet with the remaining Directors and Management. At the end of this process, if the Committee determines that the candidate will be able to add value to the Board and the candidate expresses his or her interest in serving on the Board, the Committee will then recommend to the Board that the candidate stand for election by the shareholders or fill a vacancy or newly created position on the Board. Each year, the Board and the Committee evaluate the size, composition and diversity of the Board as part of the Board and Committee self-evaluation process. These self-evaluations help the Committee assess the effectiveness of the foregoing procedures for identifying and evaluating nominees for Director.

The Committee will consider qualified nominees recommended by shareholders who may submit recommendations to the Committee in care of the Senior Vice President-Administration and Corporate Secretary, Health Care REIT, Inc., 4500 Dorr Street, Toledo, Ohio 43615. The Committee requires that shareholder recommendations for Director nominees be submitted by November 26, 2013 and be accompanied by (1) the name, age, business address and, if known, residence address of the nominee, (2) the principal occupation or employment of the nominee for at least the last five years and a description of the qualifications of the nominee, (3) the class or series and number of shares of the Company’s stock that are owned beneficially or of record by the nominee and (4) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of Directors under Regulation 14A of the Securities Exchange Act of 1934, as amended, together with a written statement from the nominee that he or she is willing to be nominated and desires to serve, if elected. Also, the shareholder making the nomination should include (1) his or her name and record address, together with the name and address of any other shareholder known to be supporting the nominee and (2) the class or series and number of shares of the Company’s stock that are owned beneficially or of record by the shareholder making the nomination and by any other supporting shareholders. Nominees for Director who are recommended by shareholders will be evaluated in the same manner as any other nominee for Director.

In addition to the right of shareholders to recommend Director nominees to the Committee, the By-Laws provide that a shareholder entitled to vote for the election of Directors may make nominations at a meeting of shareholders of persons for election to the Board if the shareholder has complied with specified prior notice requirements. To be timely, a shareholder’s notice of an intent to nominate a Director at a meeting of shareholders must be in writing and delivered to the Senior Vice President-Administration and Corporate Secretary not more than 120 days prior to the meeting and not less than 45 days before the date on which the Company first mailed or otherwise gave notice for the prior year’s annual meeting of shareholders. With respect to the 2014 Annual Meeting, such a notice must be received by the Senior Vice President-Administration and Corporate Secretary by February 9, 2014. The By-Laws further require that such a notice include all of the information specified in the preceding paragraph for shareholder recommendations to the Committee for Director nominees.

The Company may require that the proposed nominee furnish other information as the Company may reasonably request to assist in determining the eligibility of the proposed nominee to serve as a Director. At any meeting of shareholders, the Chairman of the Board may disregard the purported nomination of any person not made in compliance with these procedures.

Planning Committee

The function of the Planning Committee is to assist Management with identifying strategic opportunities for the Company. The Planning Committee met one time during the year ended December 31, 2012. Each member of the Board is a member of the Planning Committee.

COMMUNICATIONS WITH THE BOARD

Shareholders and other parties interested in communicating with the Board of Directors or any specific Directors, including the presiding Director of executive sessions of non-employee Directors and independent Directors, or the non-employee or independent Directors as a group, may do so by writing to the Board of Directors, Health Care REIT, Inc., 4500 Dorr Street, Toledo, Ohio 43615. The Nominating/Corporate Governance Committee has approved a process for handling letters received by the Company and addressed to members of the Board. Under that process, the Senior Vice President-Administration and Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of the correspondence (with copies of the correspondence attached) that, in the opinion of the Senior Vice President-Administration and Corporate Secretary, relates to the functions of the Board or committees thereof or that she otherwise determines requires their attention (for example, if the communication received relates to questions, concerns or complaints regarding accounting, internal control over financial reporting and auditing matters, it will be summarized and forwarded to the Chair of the Audit Committee for review). Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of such correspondence.

EXECUTIVE OFFICERS

The following information is furnished as to the Executive Officers of the Company:

George L. Chapman, age 65.    Mr. Chapman has served as Chairman and Chief Executive Officer of the Company since October 1996. Mr. Chapman assumed the additional title of President of the Company in January 2009. As described above, Mr. Chapman has served in various executive capacities with the Company since 1992.

Scott M. Brinker, age 36.    Mr. Brinker has served as Executive Vice President-Investments of the Company since January 2012. Mr. Brinker served as Senior Vice President-Underwriting and Research of the Company from January 2009 to January 2012 and served as Vice President-Underwriting and Research of the Company from January 2006 to January 2009. Since July 2001, Mr. Brinker has served in various capacities with the Company.

Scott A. Estes, age 42.    Mr. Estes has served as Executive Vice President and Chief Financial Officer of the Company since January 2009. Mr. Estes served as Senior Vice President and Chief Financial Officer from March 2006 to January 2009 and served as Vice President of Finance of the Company from April 2003 to March 2006. From January 2000 to April 2003, Mr. Estes served as a Senior Research Analyst and Vice President with Deutsche Bank Securities.

Charles J. Herman, Jr., age 47.    Mr. Herman has served as Executive Vice President and Chief Investment Officer of the Company since March 2006. Mr. Herman served as Vice President and Chief Investment Officer of the Company from May 2004 to March 2006 and served as Vice President of Operations from August 2000 to May 2004. From 1998 to August 2000, Mr. Herman was a founding member and President of Herman/Turner Group, LLC, a health care consulting company. Prior to that date, Mr. Herman was a founder and Chief Operating Officer of Capital Valuation Group, a health care consulting firm founded in 1991.

Jeffrey H. Miller, age 53.    Mr. Miller has served as Executive Vice President and General Counsel of the Company since March 2006 and assumed the additional title of Executive Vice President-Operations in January 2009. Mr. Miller served as Vice President and General Counsel of the Company from July 2004 to March 2006. From 1996 to June 2004, Mr. Miller was a partner in the real estate practice group of the law firm of Shumaker, Loop & Kendrick, LLP.

Michael A. Crabtree, age 56.    Mr. Crabtree has served as Senior Vice President and Treasurer of the Company since January 2009 and served as Vice President and Treasurer from March 2006 to January 2009. Mr. Crabtree served as Treasurer from July 2000 to March 2006 and served as Controller of the Company from 1996 to September 2002. From July 1993 to July 1996, Mr. Crabtree was Chief Financial Officer of Westhaven Services Co., a provider of pharmaceutical services to nursing homes.

Erin C. Ibele, age 51.    Ms. Ibele has served as Senior Vice President-Administration and Corporate Secretary of the Company since March 2006 and served as Vice President-Administration and Corporate Secretary of the Company from January 1993 to March 2006. Since 1986, Ms. Ibele has served in various capacities with the Company.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

The table below sets forth, as of March 5, 2013, unless otherwise specified, certain information with respect to the beneficial ownership of the Company’s shares of common stock by each Director of the Company, each Named Executive Officer, and the Directors and Executive Officers of the Company as a group. Unless noted below, each person has sole voting and investment power regarding the Company’s shares. Also, unless noted below, the beneficial ownership of each person represents less than 1% of the outstanding shares of common stock of the Company.

	Common Stock
Name of Beneficial Owner(1)	Shares Held of Record(2)	Options Exercisable Within 60 Days	Total Shares Beneficially Owned(3)(4)(5)(6)
William C. Ballard, Jr.	35,092	0	35,092	(7)
Scott M. Brinker	47,275	17,060	64,335
George L. Chapman	295,274	99,366	394,640
Thomas J. DeRosa	27,901	0	27,901
Jeffrey H. Donahue	27,851	0	27,851
Scott A. Estes	92,813	79,034	171,847
Peter J. Grua	29,767	0	29,767
Charles J. Herman, Jr.	99,206	26,574	125,780
Fred S. Klipsch	67,999	0	67,999
Jeffrey H. Miller	85,839	32,406	118,245
Sharon M. Oster	40,101	0	40,101	(8)
Jeffrey R. Otten	5,340	0	5,340
Judith C. Pelham	781	0	781
John T. Thomas	15,136	4,456	19,592	(9)
R. Scott Trumbull	65,724	0	65,724
All Directors and Executive Officers as a group (16 persons)	1,031,216	305,656	1,336,872	(10)

(1)

Does not include Pier C. Borra, who retired from the Board of Directors on May 3, 2012, and Daniel A. Decker, who resigned from the Board of Directors on August 21, 2012. Messrs. Borra and Decker are not required to be included in this table in accordance with the rules of the Securities and Exchange Commission.

(2)

Includes all restricted shares granted under the Company’s 1995 Stock Incentive Plan, Stock Plan for Non-Employee Directors or Amended and Restated 2005 Long-Term Incentive Plan (“2005 Long-Term Incentive Plan”) beneficially owned by such Directors and Named Executive Officers and all Directors and Executive Officers as a group as of March 5, 2013.

(3)

Does not include 163 deferred stock units granted to each non-employee Director (other than Ms. Pelham) in May 2010. These deferred stock units will be converted into shares of common stock on the next anniversary of the date of grant.

(4)

Does not include 644 deferred stock units granted to each non-employee Director (other than Ms. Pelham) in January 2011. These deferred stock units will be converted into shares of common stock on the next anniversary of the date of grant.

(5)

Does not include 1,105 deferred stock units granted to each non-employee Director (other than Ms. Pelham) in January 2012. These deferred stock units will be converted into shares of common stock in two equal installments on the next two anniversaries of the date of grant.

(6)

Does not include 1,534 deferred stock units granted to each non-employee Director in February 2013. These deferred stock units will be converted into shares of common stock in three equal installments on the next three anniversaries of the date of grant.

(7)	Mr. Ballard’s total shares beneficially owned include 5,000 shares owned by his spouse.

(8)	Ms. Oster’s total shares beneficially owned include 17,000 shares owned by her spouse.

(9)

Mr. Thomas resigned as Executive Vice President-Medical Facilities of the Company effective as of July 25, 2012. Mr. Thomas is included in this table because he is a Named Executive Officer. Mr. Thomas’ shares held of record are reported as of July 25, 2012, his last day as an employee of the Company. Mr. Thomas’ right to exercise all or any portion of his stock options expires on July 25, 2013.

(10)	Total beneficial ownership represents 0.51% of the outstanding shares of common stock of the Company.

Based upon filings made with the Securities and Exchange Commission in January and February 2013 (with respect to holdings as of December 31, 2012), the only shareholders known to the Company to be the beneficial owners of more than 5% of the Company’s common stock are as follows:

Beneficial Owner	Common Stock Beneficially Owned		Percent of Outstanding Common Stock(5)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	28,764,385	(1)	11.01%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	21,301,240	(2)	8.15%

Vanguard Specialized Funds 100 Vanguard Blvd. Malvern, PA 19355	16,888,409	(3)	6.46%

State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	13,731,479	(4)	5.26%

(1)

Includes 358,813 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., and 791,858 shares beneficially owned by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc. In the aggregate, The Vanguard Group, Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. have sole voting power over 832,467 shares, shared voting power over 195,804 shares, sole dispositive power over 28,087,368 shares and shared dispositive power over 677,017 shares.

(2)	In the aggregate, BlackRock, Inc. and its affiliates have sole voting power and sole dispositive power over 21,301,240 shares.

(3)	Vanguard Specialized Funds has sole voting power over 16,888,409 shares.

(4)	In the aggregate, State Street Corporation and its affiliates have shared voting power and shared dispositive power over 13,731,479 shares.

(5)	The percentages set forth in the table reflect percentage ownership as of March 5, 2013. The actual filings of these beneficial owners provide percentage ownership as of December 31, 2012.

Section 16(a) Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and Executive Officers, and persons who own beneficially more than 10% of the shares of common stock of the Company, to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the Directors and Executive Officers complied with all applicable filing requirements during the fiscal year ended December 31, 2012.

PROPOSAL 2 — ADVISORY VOTE TO APPROVE NAMED

EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the Company’s shareholders to vote to approve, on an advisory or non-binding basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.

The Company’s compensation programs are designed to reward the Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased shareholder returns. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to the Company’s ability to attract, retain and motivate individuals who can achieve superior financial results. This approach, which has been used consistently over the years, has resulted in the Company’s ability to attract and retain the executive talent necessary to guide the Company during a period of tremendous growth. Please refer to “Executive Compensation—Compensation Discussion and Analysis—Executive Summary” for an overview of the compensation of the Named Executive Officers and the Company’s key financial and strategic achievements in 2012 that drove compensation decisions.

Resolved, that the compensation paid to the Company’s Named Executive Officers as disclosed in accordance with SEC rules, which disclosures include the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables, is hereby approved.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on the Company, the Board of Directors or the Compensation Committee. The Board and the Compensation Committee value the opinions of the Company’s shareholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, the Company will consider shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY OR NON-BINDING BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC. The affirmative vote of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting will be required for advisory approval of this proposal.

EXECUTIVE COMPENSATION

An overview and analysis of the Company’s compensation programs and policies, the material compensation decisions made under those programs and policies with respect to the Executive Officers, and the material factors considered in making those decisions are set forth below. Following this Compensation Discussion and Analysis is a series of tables containing specific data about the compensation earned in 2012 by the following individuals, referred to as the “Named Executive Officers”:

•	George L. Chapman — Chairman, Chief Executive Officer and President

•	Scott A. Estes — Executive Vice President and Chief Financial Officer

•	Scott M. Brinker — Executive Vice President-Investments

•	Charles J. Herman, Jr. — Executive Vice President and Chief Investment Officer

•	Jeffrey H. Miller — Executive Vice President-Operations and General Counsel

•	John T. Thomas — Former Executive Vice President-Medical Facilities (on July 25, 2012, Mr. Thomas resigned as Executive Vice President-Medical Facilities of the Company)

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

The primary goals of the compensation program are to link pay to Company performance, align the interests of Management with those of the shareholders, and retain top Management talent. Key financial and strategic achievements that drove compensation decisions in 2012 include the following:

•

The Company completed $4.9 billion in gross new investments in 2012 in high-quality, strategically-aligned properties. These investments position the Company to deliver substantial returns to shareholders into the future and far exceeded the maximum performance objective for 2012.

•	The Company’s 2012 same store cash NOI growth exceeded the maximum performance objective for 2012.

•	The Company raised $6.1 billion in equity and debt capital in 2012 — the highest amount raised in 2012 among publicly-traded REITs.

•	The Company generated one-year, three-year and five-year cumulative total shareholder returns of approximately 18%, 64% and 85%, respectively.

•

The dividend paid in February 2013 represents the Company’s 167th consecutive dividend payment. The Company increased the quarterly cash dividend to $0.765 per share per quarter, or $3.06 annually, commencing with the February 2013 dividend. This represents a 3.4% increase over dividends paid in 2012.

Highlighted below are the key components of the Company’s executive compensation programs and the rationale for the key actions and decisions made with respect to the executive compensation program for 2012.

Compensation Component	Description and Principal Contribution to Compensation Objectives	2012 Highlights

Base Salary

•  Minimum level of fixed compensation necessary to attract and retain executive talent.

•  Salaries are set based on a variety of factors including competitive market data, scope of the individual’s role in the organization, the individual’s level of experience, and individual performance and potential.

• The Committee approved 2012 base salaries at its January 2012 meeting.

Annual Cash Incentives

•  Performance-based cash incentives that reward achievement of performance objectives tied to the Company’s annual business plan as well as achievement of individual performance objectives.

•  A range of earnings opportunity, expressed as percentages of base salary and corresponding to three levels of performance (threshold, target and high), is established for each executive. Actual bonuses depend on achievement relative to the corporate and individual performance objectives described on pages 25-26.

•  As described in more detail on page 25, actual performance for the year was as follows for each of the corporate performance measures in the annual incentive program:

•  Normalized FFO per share — between target and high

•  Net Investments — substantially exceeded high

•  Same Store Cash NOI Growth — exceeded high

•  Maintenance of Credit Rating — target

•  Individual performance varied for each executive, as described in more detail on page 26.

•  Based on this assessment of performance, actual bonuses for 2012 performance were between target and high.

Long-Term Incentives

•  Grants of equity where the total grant-date fair value of each executive’s award is determined by achievement of pre-established corporate and individual goals for the performance year.

•  Promotes achievement of performance goals tied to the Company’s business strategies, focuses executives on creating long-term value for shareholders, and assists the Company in retaining key executives.

•  A range of earnings opportunity, expressed in dollar values corresponding to four levels of performance (threshold, target, high and extraordinary), is established for each executive. The actual grant-date fair value of the awards depends on achievement versus the corporate performance goals set by the Compensation Committee and individual performance objectives.

•  The performance measures in the long-term incentive program were modified in 2012 to place more emphasis on total shareholder return and eliminate the overlap with the annual cash incentive program.

•  As described in more detail on page 27, actual performance for the year was as follows for each of the corporate performance measures in the long-term incentive program:

•  The Company’s three-year cumulative annual TSR — extraordinary

•  The Company’s three-year cumulative annual TSR versus the NAREIT Health Care Index — between target and high

•  The Company’s three-year cumulative annual TSR versus the Morgan Stanley US REIT Index — between threshold and target

Compensation Component	Description and Principal Contribution to Compensation Objectives	2012 Highlights

• The earned amounts were awarded in the form of restricted stock, vesting in five equal annual installments from the grant date.

•  Individual performance varied for each executive, as described in more detail on page 27.

•  Based on this assessment of performance, actual bonuses for 2012 performance were between target and extraordinary.

Other Long - Term Incentive Awards

•  As part of securing Mr. Chapman’s services from January 31, 2011 to January 31, 2014, the Committee agreed to provide an opportunity for additional awards of common stock in each year of his employment term.

•  Under his employment agreement, Mr. Chapman was to receive a special grant of $1 million in common stock each year in consideration of his agreement to serve until January 31, 2014. In February 2013, Mr. Chapman and the Company modified this arrangement with respect to the common stock that Mr. Chapman would have received in 2013 and 2014. In lieu of such common stock, Mr. Chapman received a grant of performance shares that will vest in January 2014 if the Company meets certain performance hurdles and Mr. Chapman remains employed by the Company through the end of 2013.

Benefits and Perquisites

•  To attract and retain talented executives, the Company provides benefits comparable to those offered by companies in the peer group and other companies with whom the Company competes for talent.

•  In addition, Mr. Chapman receives certain perquisites, such as spousal travel expenses, membership dues for three dining/country clubs frequently used for business purposes, term life, long-term care and supplemental long-term disability insurance policies, and a supplemental executive retirement plan (SERP).

•  The other Named Executive Officers also receive spousal travel expenses.

• See note 10 to the “Summary Compensation Table” for additional information regarding perquisites, including the dollar values of the perquisites provided by the Company in 2012.

Compensation Component	Description and Principal Contribution to Compensation Objectives	2012 Highlights

Employment Agreements

• The Company has entered into employment agreements with each of the Named Executive Officers to provide severance benefits upon certain termination events, including a change-in-control. Change-in-control severance protection provides for stability and continuity in the event of a change-in-control by ensuring the Executive Officers are able to devote their full attention to the Company even if there is a risk they may be terminated.

• The employment agreements also include non-competition and non-solicitation covenants by the Named Executive Officers.

• As described above, the Company modified the employment agreement with Mr. Chapman to provide for a grant of performance shares in 2013 in lieu of common stock grants in 2013 and 2014 otherwise required by the agreement.

• The Company entered into an employment agreement with Mr. Brinker on March 11, 2013. The employment agreement expires on January 31, 2015 and provides for optional successive two-year renewal terms.

• The Company entered into a separation agreement with Mr. Thomas on July 25, 2012 in connection with his resignation.

• The employment agreements for the other Named Executive Officers were not amended during 2012.

In summary, the Committee concluded that the 2012 performance-based compensation together with 2012 base salary levels are well-aligned with the Company performance for the year and that the linkage between pay and performance is strong.

Executive Compensation Program Objectives

The Company’s compensation programs are designed to achieve the following objectives:

•

Attract and retain top Management talent.    The executive compensation programs are structured to provide market-competitive compensation opportunities for the Company’s Executive Officers. Each year, the Compensation Committee conducts a competitive review of the Company’s executive compensation programs versus those of the Company’s peers to understand market-competitive compensation levels. In addition, the Compensation Committee assesses each Executive Officer’s experience, role in the organization and individual performance. Following this review, the Committee establishes target total compensation opportunities, which may be above or below the market median. As described in more detail below, multi-year vesting of long-term incentive compensation is used to help achieve the Company’s retention objectives.

•

Link compensation realized to the achievement of the Company’s short- and long-term financial and strategic goals.    A majority of each Executive Officer’s total direct compensation opportunity is in the form of annual and long-term incentive compensation. Actual compensation may be above or below the targeted level, depending on achievement relative to pre-established performance goals, at both the corporate and individual levels, that are designed to support the Company’s short- and long-term business plans.

•

Align Management and shareholder interests by encouraging long-term shareholder value creation.    The long-term incentive component of compensation is granted in the form of Company equity, which aligns Management’s interests with those of the Company’s shareholders. The value realized by the Executive Officer from equity compensation is directly linked to the value created for the Company’s shareholders.

Compensation Committee Procedures

The Compensation Committee is responsible for determining the nature and amount of compensation for the Company’s Chief Executive Officer and for reviewing and approving the compensation for the other six Executive Officers listed on page 13. The Committee consists of four non-employee Directors. Jeffrey H. Donahue is the Compensation Committee Chair and William C. Ballard, Jr., Sharon M. Oster and Judith C. Pelham are Committee members.

Compensation Consultant

The Compensation Committee has engaged FPL Associates, L.P. (“FPL Associates”) as its independent compensation consultant to advise the Committee on compensation program design, the components of the Company’s executive compensation programs and the amounts the Company should pay its Executive Officers. FPL Associates also provides the Committee with information on executive compensation trends and best practices and advice for potential improvements to the executive compensation programs. FPL Associates also advises the Committee on the design and amount of compensation for non-employee Directors.

FPL Associates performs no services for Management unless requested by and on behalf of the Compensation Committee Chair, receives no compensation from the Company other than for its work in advising the Committee and maintains no other economic relationships with the Company. The consultant generally attends meetings of the Committee, and the Chair of the Committee frequently interacts with the consultant between meetings to define the nature of work to be conducted, to review materials to be presented at Committee meetings and to obtain the consultant’s opinion and perspective on proposals prepared by Management. As part of the process of assessing the effectiveness of the Company’s compensation programs and assisting with implementation, the consultant also interacts with members of Management. The consultant’s primary contacts with Management are the Executive Vice President and Chief Financial Officer and the Senior Vice President-Administration and Corporate Secretary. The independence of FPL Associates was assessed and no conflicts of interest were found.

Input of Executive Officers on Compensation

The Compensation Committee receives input from certain Executive Officers on a variety of issues related to compensation.

•

The Chairman, Chief Executive Officer and President provides an assessment of the individual performance achievement of the other Executive Officers. This individual performance assessment determines a portion of each Executive Officer’s annual and long-term incentive compensation. In addition, the Chairman, Chief Executive Officer and President provides input on salary increases and increases to incentive compensation opportunities for the Executive Officers. The Committee takes these recommendations into consideration when determining earned incentive compensation and when setting compensation opportunities for the coming year.

•

Each year, Management establishes an annual plan for the Board’s review, which includes financial budgets and key strategic objectives for the Company. The Committee has designed the compensation programs to reward the achievement of certain financial and strategic objectives included in the annual plan. Because members of Management prepare the initial plan, they have input into the performance measures and goals used in the incentive programs.

•	The Company’s Executive Vice President and Chief Financial Officer assists the Committee in assessing the financial impact of compensation decisions.

•	The Company’s Executive Vice President-Operations and General Counsel assists the Committee with administrative matters.

•

The Company’s Senior Vice President-Administration and Corporate Secretary assists the Committee in administering the compensation programs, including the Company’s 2005 Long-Term Incentive Plan, and ensuring that all relevant documentation and disclosures are completed (e.g., filings with the Securities and Exchange Commission and legal documents).

Annual Review of Executive Compensation

Each year, with the assistance of its independent consultant, the Compensation Committee conducts a comprehensive review of the executive compensation programs in terms of compensation levels versus a relevant peer group of REITs. The competitive review is just one of the elements the Committee takes into account in making compensation decisions. The other elements include the experience, tenure and past performance of the respective Executive Officers. This year, the results of the competitive review were presented and discussed at several meetings held in 2012.

When examining comparisons to external data, it is important to understand the dynamic executive compensation environment the Company has faced over the past several years. Executive compensation levels among REITs have increased significantly, and as the Company has grown and is now included in the S&P 500 Index, its relevant comparative peer group has included larger companies with higher levels of executive compensation. The combination of these two factors has resulted in dramatic year-over-year changes in competitive medians. Although the Committee’s intention is to generally provide market-competitive levels of compensation, which it has defined as median compensation, the Committee has also been prudent in granting year-over-year increases in compensation to the Executive Officers. As a result, the actual increases in target compensation opportunities, while substantial, have not brought all Executive Officers’ target pay opportunities to the peer group median. In addition, as discussed further in this Compensation Discussion and Analysis, the Committee considers many other factors besides external market data when setting target compensation opportunities.

The 2012 peer group included two REITs in the health care sector and eight other REITs of similar size to the Company in terms of market and total capitalization. These REITs were:

AvalonBay Communities, Inc.	Host Hotels & Resorts, Inc.
Boston Properties, Inc.	Kimco Realty Corporation
DDR Corp.	Macerich Company
Digital Realty Trust, Inc.	Public Storage
HCP, Inc.	Ventas, Inc.

The review included a competitive compensation analysis for the Company’s top five Executive Officers, including Messrs. Chapman, Estes, Brinker, Herman and Miller. The analysis compared all components of pay: base salary, annual incentive compensation, total annual compensation (base salary plus annual incentive compensation), long-term incentive compensation, total direct compensation (total annual compensation plus long-term incentive compensation), other compensation (perquisites, change in pension values and non-qualified deferred compensation, etc.) and total compensation.

Findings from this review indicated that the current compensation structure would generally provide 52nd percentile compensation to Mr. Chapman as compared to Chief Executive Officers in the peer group companies. The study also indicated that the current compensation structure for the top five Executive Officers (in the aggregate) would provide 51st percentile compensation as compared to the top five named executive officers (in the aggregate) in the peer group. The market median is the desired competitive position for Mr. Chapman and the top five Executive Officers (in the aggregate), respectively, with potentially higher pay opportunities should performance achievements greatly exceed expectations on an absolute and relative basis.

Response to 2012 “Say-on-Pay” Vote

The Compensation Committee also reviews the executive compensation programs of the Company in light of the results of the Company’s annual advisory “say-on-pay” vote. At the 2012 annual meeting, 63.7% of the Company’s shareholders voted “for” the approval of the compensation of the Named Executive Officers as disclosed in the proxy statement. The Company believes that many of the votes cast “against” this proposal were based upon the recommendation of ISS Proxy Advisor Services (“ISS”). ISS was concerned that the grant of the Extension Shares (as defined below) to Mr. Chapman could undermine the link between pay and performance. In response to these concerns, Mr. Chapman and the Company agreed to replace the grant of the Extension Shares with a grant of special performance shares as described below.

Mr. Chapman entered into an employment agreement with the Company, effective January 31, 2011, that will expire on January 31, 2014. Mr. Chapman received a grant of $1,000,000 in shares of common stock on

January 31, 2011 in consideration of his agreement to extend his service to the Company, in recognition of his outstanding performance and contributions to the Company’s success, and in consideration of his agreement to eliminate certain provisions from his employment agreement regarding severance benefits, excise tax gross-ups and accelerated vesting of equity awards upon a change in corporate control. The agreement also provided for the grant to Mr. Chapman, on an annual basis, of $1,000,000 in shares of common stock for each calendar year during the term of the agreement (the “Extension Shares”).

In response to ISS’s concerns, the Company filed certain supplemental information regarding the advisory “say-on-pay” vote with the SEC on April 16, 2012 (the “Supplemental Information”). In the Supplemental Information, the Company explained that its compensation programs are heavily performance-based and formulaic and utilize a variety of performance metrics across corporate, financial and value creation goals, including examining performance both on an absolute and relative basis, and that the Extension Shares fit within these compensation programs. The Company also undertook a shareholder outreach effort to discuss with its shareholders the executive compensation programs of the Company.

The Compensation Committee considered ISS’s recommendations as well as recommendations from other proxy advisory firms in evaluating Named Executive Officer compensation for 2013. Following this review, the Compensation Committee decided it was in the best interests of the shareholders to modify the arrangement with Mr. Chapman regarding the Extension Shares. In February 2013, Mr. Chapman and the Company agreed to replace the grant of the Extension Shares in 2013 and 2014 with a grant of special performance shares with a value of $2 million that will vest on January 31, 2014 if the per share dividends paid on shares of the Company’s common stock in 2013 are greater than those paid in 2012 and Mr. Chapman remains employed by the Company through December 31, 2013. If the performance shares vest, Mr. Chapman will also be eligible to receive dividend equivalents that accrue on the performance shares during the performance period.

Compensation Elements

The Company’s executive compensation programs have the following elements:

•	Base salary

•	Annual incentives (cash bonuses)

•	Long-term incentives

•	Benefits and perquisites

Base Salary

Base salaries are paid because some minimum level of fixed compensation is necessary to attract and retain executive talent. Base salaries are generally targeted to the competitive market median, but may deviate from this competitive position based on the scope of the individual’s role in the organization, his or her level of experience in the current position and individual performance. Base salaries are reviewed annually and may be adjusted to better match market competitive levels and/or to recognize an individual’s growth and development in his or her position. The base salaries for the Named Executive Officers are as follows:

Executive	2012		2013	% Increase
George L. Chapman	$850,000		$875,500	3.0%
Scott A. Estes	432,000		444,960	3.0%
Scott M. Brinker	432,000	(1)	444,960	3.0%
Charles J. Herman, Jr.	432,000		444,960	3.0%
Jeffrey H. Miller	432,000		444,960	3.0%
John T. Thomas	432,000	(2)	N/A	N/A

(1)

Effective November 1, 2012, Mr. Brinker’s base salary was increased from $300,000 to $432,000. Mr. Brinker’s salary was increased to be commensurate with his role and responsibilities with the Company and to be consistent with the salaries of the other Named Executive Officers. Mr. Brinker received $322,000 in base salary in 2012.

(2)	Effective July 25, 2012, Mr. Thomas resigned as Executive Vice President-Medical Facilities of the Company. Mr. Thomas received $247,292 in base salary in 2012.

Salary increases for Messrs. Chapman, Estes, Brinker, Herman and Miller of 3.0% were lower than the base salary increases for other employees of the Company. The Compensation Committee wanted target pay opportunities for Messrs. Estes, Brinker, Herman and Miller to be fairly equivalent because the Committee believes the roles and responsibilities of each executive, while different, are of generally equal importance to the Company. Mr. Chapman’s base salary, on the other hand, is higher than the other executives because, as Chairman, Chief Executive Officer and President, Mr. Chapman has greater overall responsibility for setting strategy and ensuring the Company’s success.

Annual Incentives

In 2012, the Named Executive Officers (other than Mr. Thomas) participated in the annual incentive program, which provides rewards for the achievement of certain performance objectives tied to the Company’s annual business plan, as well as achievement of individual performance objectives. Under this program, a range of earnings opportunity is established for each executive at the beginning of the performance period, expressed as percentages of base salary and corresponding to three levels of performance (threshold, target and high). Annual incentives are paid in cash in the first quarter of the year following the performance year (e.g., 2012 bonuses were paid in the first quarter of 2013).

The corporate performance measures and weightings set by the Compensation Committee for 2012 under the annual incentive program were as follows:

•

Normalized Funds from Operations (FFO) per share.    FFO, as defined by NAREIT, means net income, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This measure is included in the compensation program because it is the measure most commonly used by analysts to assess the performance of REITs. For purposes of calculating incentive compensation, FFO per share is adjusted (or normalized) for unusual and non-recurring items. If the Company achieves a level of normalized FFO per share as a result of inappropriate amounts of leverage, the Committee may determine that bonuses should not be paid for this goal. The weighting for this measure was decreased in 2012 to 40% (from 55% in 2011).

•

Net Real Estate Investments.    The Company has included net real estate investment objectives as a performance measure because net investments are important to the Company’s growth and future profitability. Net real estate investments means gross real estate investments less sales of properties and loan repayments. The weighting for this measure was decreased in 2012 to 25% (from 35% in 2011).

•

Same Store Cash NOI Growth.    This is a new measure for 2012 that was added to the program because it is an important and widely-recognized measure of internal growth. Net operating income from continuing operations (“NOI”) is used to evaluate the operating performance of the Company’s properties. The Company defines NOI as total revenues, including tenant reimbursements, less property level operating expenses, which exclude depreciation and amortization, general and administrative expenses, impairments and interest expense. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our seniors housing operating and medical facility properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent costs unrelated to property operations or transaction costs. These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets. Same store cash NOI is used to evaluate the cash-based operating performance of the Company’s properties under a consistent population which eliminates changes in the composition of the portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Any properties acquired, developed, transitioned or classified in discontinued operations during those periods are excluded from the same store amounts. The weighting for this new measure is 25%.

•

Maintain Credit Ratings.    This measure refers to the Company’s credit ratings by Moody’s Investors Service, Standard & Poor’s Ratings Services and Fitch Ratings, which are critical to the Company’s ability to raise capital in an efficient and affordable manner. Fitch Ratings was added to this measure in 2012, but the weighting for this measure in 2012 (10%) remained the same as in 2011.

The corporate performance measures and weightings set by the Compensation Committee for 2012 under the annual incentive program, as well as the Company’s achievement for each goal, were as follows:

2012 Annual Incentive Corporate Performance Measures

Measure	Weighting	Threshold	Target	High	Actual
Normalized FFO per Share	40%	$3.51	$3.61	$3.72	$3.63(1)
Net Real Estate Investments	25%	$1 Billion	$1.5 Billion	$2.5 Billion	$4.394 Billion
Same Store Cash NOI Growth	25%	+1.0%	+2.0%	+3.0%	+4.0%
Maintain Credit Ratings	10%	Downgrade One	Maintain All	Upgrade One	Maintained All

(1)

In an effort to avoid funding risk and provide for a timely closing, the Company decided to raise common equity in September 2012 ($1.7 billion) to fund a portion of the acquisition of Sunrise Senior Living that was completed in January 2013. This decision negatively impacted the Company’s 2012 Normalized FFO per Share by $0.11 per share. The Compensation Committee decided to add the $0.11 per share back for purposes of this performance measure because the capital raising eliminated the funding risk associated with the acquisition and positioned the Company to accelerate the acquisition and related joint venture buy-outs. This add-back resulted in a per share amount of $3.63 rather than $3.52.

For Mr. Chapman, 80% of the bonus was determined by corporate performance, as defined above, and 20% by individual performance. The corporate component was set at 80% because the Committee believes that almost all of the Chairman, Chief Executive Officer and President’s annual incentive compensation should be based on overall corporate performance given his high level of responsibility for the Company’s performance. For Messrs. Estes, Brinker, Herman and Miller, 60% of the bonus is determined by corporate performance and 40% by individual performance. The Committee believes that overall corporate performance should be the primary basis for determining annual incentives for these four executives, but gave individual performance a heavier weighting (as compared to Mr. Chapman) to reflect the importance of several strategic initiatives for which each of these executives is primarily responsible.

Factors considered in the assessment of individual performance include: implementation of targeted investment strategies, including initiatives relating to combination seniors housing properties, continuing care retirement communities and modern medical facilities, professional development of and succession planning for Management, accountability with rating agencies, effective capital raising and promotion in the capital markets and communication with investors. The Chairman, Chief Executive Officer and President provides recommendations for individual performance scores for the Executive Officers who report to him, based on his assessment of performance versus the individual factors. The Committee assesses the Chairman, Chief Executive Officer and President’s performance against his individual factors to determine his individual performance score.

For 2012, the Committee rated the individual performance of Messrs. Chapman, Estes, Herman and Miller between the target level and high level and Mr. Brinker at the high level.

•

For Mr. Chapman, as Chairman, Chief Executive Officer and President, important factors included succession planning with the Board, facilitating the achievement of personal goals of all Executive Officers, improving the seniors housing and medical facilities portfolios and managing employees.

•

For Mr. Estes, as Executive Vice President and Chief Financial Officer, important factors included capital raising, managing and developing the finance group, communicating with credit agencies, managing investor communications and oversight of budgeting.

•

For Mr. Brinker, as Executive Vice President-Investments, important factors included targeting, pursuing and completing investments that follow the strategic plan and suggesting adjustments to the strategic plan, structuring investments to increase shareholder value, improving the Company’s marketing message and mentoring and developing key employees.

•

For Mr. Herman, as Executive Vice President and Chief Investment Officer, important factors included overseeing the seniors housing group, management of significant relationships, implementation of training and mentoring programs, increasing industry presence of members of the seniors housing group and integration of RIDEA investments.

•

For Mr. Miller, as Executive Vice President-Operations and General Counsel, important factors included coordinating with investment teams to complete investments that meet the Company’s strategic objectives, oversight of resource allocation, developing and managing an effective IT team and compliance/risk management group, leading strategic planning and promoting a customer-centered culture at the Company.

The table below illustrates each executive’s total annual incentive earnings opportunity, taking into consideration both corporate and individual performance, under the annual incentive program, and the actual bonuses for 2012 performance that were approved at the Committee’s February 7, 2013 meeting.

	2012 Annual Incentive Opportunity			2012 Bonus Earned
	(as a % of Base Salary)			% of Base Salary (1)	Amount
	Threshold	Target	High
Chapman	75%	150%	300%	236%	$2,008,473
Estes	50%	100%	150%	134%	579,665
Brinker	50%	100%	150%	137% (2)	592,625
Herman	50%	100%	150%	134%	579,665
Miller	50%	100%	150%	134%	579,665

(1)	Amounts may not sum due to rounding.
(2)	Based on Mr. Brinker’s base salary as of December 31, 2012.

Long-Term Incentives

In 2012, the Named Executive Officers (other than Mr. Thomas) participated in the Company’s long-term incentive program. The objectives of the long-term incentive program are to promote achievement of performance goals, to focus Executive Officers on creating long-term value for the Company’s shareholders, and to assist the Company in attracting and retaining key executives. Similar to the annual incentive program, long-term incentive awards for the year are based on the achievement of pre-established corporate and individual goals for the performance year. For each executive, a range of earnings opportunity, expressed in dollar values, is established at the beginning of the performance period corresponding to four levels of performance (threshold, target, high and extraordinary) for long-term incentive compensation.

For Mr. Chapman, 80% of the value of the long-term incentive compensation award is based on corporate performance goals set by the Compensation Committee, and 20% by individual performance. For Messrs. Estes, Brinker, Herman and Miller, 60% of the value of the long-term incentive compensation award is determined by corporate performance and 40% by individual performance. The corporate performance goals for 2012, as well as the achievement level for each goal, were as follows:

2012 Long-Term Incentive Performance Measures

	Weighting	Threshold	Target	High	Extraordinary	Actual
Three-Year Annualized Total Shareholder Return (1)	50.000%	6.0%	10.0%	12.0%	14.0%	17.9%

Three-Year Annualized Total Shareholder Return vs. NAREIT Health Care Index (1)	33.375%	-400 bps	0 bps	+400 bps	+600 bps	+20 bps
		(13.7%)	(17.7%)	(21.7%)	(23.7%)	(17.9%)

Three-Year Annualized Total Shareholder Return vs. Morgan Stanley US REIT Index (1)	16.625%	-400 bps	0 bps	+400 bps	+600 bps	-10 bps
		(14.0%)	(18.0%)	(22.0%)	(24.0%)	(17.9%)

(1)	Total shareholder return represents share price appreciation over the specified period plus dividends (assuming reinvestment of dividends in additional shares), on a compound, annualized basis.

For 2012, the Committee rated the individual performance of Mr. Chapman between the target level and high level, Messrs. Estes, Herman and Miller between the high level and extraordinary level and Mr. Brinker at the extraordinary level. The assessment of individual performance was based on the same factors as used to determine individual performance in the annual incentive program.

Long-term incentive amounts earned are delivered through equity grants from the 2005 Long-Term Incentive Plan. The Committee determined that all of the value of long-term incentive compensation earned for 2012 should be granted in the form of shares of restricted stock because restricted stock provides a strong incentive to create and preserve long-term shareholder value. Generally, equity grants made on an annual basis vest ratably over five years. This multi-year vesting creates a retention mechanism for the Executive Officers and subjects them to the same share price risk over a long-term period as other investors, thereby aligning their interests with those of the Company’s shareholders.

The 2012 long-term incentive earnings opportunities are reflected in the “2012 Grants of Plan-Based Awards Table” below as dollar amounts. Amounts reflected as “2012 LTI Earned” are not included in the “Summary Compensation Table” because they were granted in restricted shares in 2013. They will be included in the Summary Compensation Table for the proxy statement filed in 2014, which will show equity grants made in 2013. The table below outlines the long-term incentive earnings opportunities for 2012 and the amounts that were approved at the Committee’s February 7, 2013 meeting.

	2012 Long-Term Incentive (LTI) Opportunities				2012 LTI Earned
	Threshold	Target	High	Extraordinary	Grant Date Fair Value	Restricted Shares(1)
Chapman	$950,000	$3,135,000	$6,270,000	$8,075,000	$5,655,477	91,291
Estes	380,000	950,000	1,425,000	1,900,000	1,488,535	24,028
Brinker	380,000	950,000	1,425,000	1,900,000	1,616,833	26,099
Herman	380,000	950,000	1,425,000	1,900,000	1,488,535	24,028
Miller	380,000	950,000	1,425,000	1,900,000	1,488,535	24,028

(1)	Based on a per share grant price of $61.95, the closing price of the Company’s common stock on February 7, 2013, the date of grant.

Timing of Awards.    Under the equity granting policy, grants to the Named Executive Officers and other employees are approved by the Compensation Committee on the date of the January or February Board meeting, or if later, as soon as possible following the calculation of the corporate performance measures and the completion of annual reviews of the Named Executive Officers and review and consideration of compensation recommendations. Grant values are converted to shares based on the closing price of the Company’s common stock on the date of grant. The exercise price of stock options is the closing price of the Company’s common stock on the date of grant.

Benefits and Perquisites

Executive Officers participate in the same benefit programs as all other Company employees, including health and dental insurance, group life insurance, short- and long-term disability coverage, partial reimbursement of health club/gym membership fees and participation in the Company’s tax-qualified retirement plan and trust (the “401(k) Plan”). In addition, Mr. Chapman received certain perquisites in 2012, including:

•	Membership dues for three dining/country clubs — these memberships are frequently used by the executive for business purposes

•

Term life, long-term care and supplemental long-term disability insurance policies — these policies provide financial security to the executive’s survivor or the executive and his family (as applicable) in the event of the executive’s death, need for long-term care or long-term disability (as applicable)

•

Supplemental Executive Retirement Plan (“SERP”) — the SERP provides long-term financial security and retirement savings for Mr. Chapman (see “2012 Pension Benefits Table” below for additional information)

•	Spousal travel expenses — the spouses of executives are invited to attend certain of the Company’s business events

In 2012, Messrs. Estes, Miller and Thomas also received spousal travel expenses and Mr. Brinker received tuition expenses.

The Committee reviews the Company’s policies with respect to perquisites on a regular basis. The Named Executive Officers (other than Mr. Thomas) are entitled to receive these perquisites in 2013. See note 10 to the “Summary Compensation Table” for additional information regarding perquisites, including the dollar values of the perquisites provided by the Company in 2012.

Compensation Overview for 2012 and 2011 Performance

In order to provide shareholders with a more complete picture of the compensation of the Named Executive Officers, the Company is providing additional compensation information not required by the SEC. In contrast to the “Summary Compensation Table” on page 32, which discloses the grant date fair value of equity awards in a given year, the table below discloses the grant date fair value of equity awards granted in January or February of the subsequent year for performance in the given year. For example, the table below discloses the grant date fair value of equity awards granted on February 7, 2013 as being compensation for the Named Executive Officer in 2012 because these grants are based on the Company’s and the individual’s performance in 2012. See the “2012 LTI Earned” table above and related disclosures for additional information.

The table below does not include the same information as the “Summary Compensation Table.” Rather, it is intended to provide supplemental information. The following table and notes should be read in conjunction with the “Summary Compensation Table” and the tables and narrative descriptions that follow such table.

Name	Performance Year	Salary ($)		Annual Incentive Cash Award ($)(4)	Long-Term Incentive Award Values ($)(5)(6)(7)		Total Compensation ($)(9)
Chapman	2012 2011	$850,000 700,000		$2,008,473 2,100,000	$5,655,477 4,878,216	(8) (8)	$8,513,950 7,678,216
Estes	2012 2011	432,000 400,000		579,665 600,000	1,488,535 1,080,101		2,500,200 2,080,101
Brinker(1)	2012	322,000	(2)	592,625	1,616,833		2,531,458
Herman	2012 2011	432,000 400,000		579,665 600,000	1,488,535 1,080,101		2,500,200 2,080,101
Miller	2012 2011	432,000 400,000		579,665 594,000	1,488,535 1,071,150		2,500,200 2,065,150
Thomas	2012 2011	247,292 400,000	(3)	0 540,000	0 990,126		247,292 1,930,126

(1)	No compensation information is provided for the year in which Mr. Brinker was not a Named Executive Officer.

(2)	See note 1 to the “Base Salary” table on page 24.

(3)	See note 2 to the “Base Salary” table on page 24.

(4)	The amounts reported in this column are the same as the amounts reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on page 32.

(5)

As described above, the amounts reported in this column for each fiscal year reflect the fair value on the grant date of the awards granted to the Named Executive Officers shortly following the particular year and that, in the Compensation Committee’s view, are intended to serve as compensation for that particular year (e.g., the grant-date fair value of the awards that were granted on February 7, 2013 are shown as compensation for 2012; the grant-date fair value of the awards that were granted on January 26, 2012 are shown as compensation for 2011; and the grant-date fair value of the awards that were granted on January 27, 2011 are excluded as they were viewed as compensation for 2010). For a discussion of the assumptions and methodologies used to determine the grant date fair value of the equity awards, please see notes 5 and 7 to the “Summary Compensation Table” on pages 32-33 and note 1 to the “2012 LTI Earned” table on page 27.

(6)

The aggregate value of the equity awards granted to the Named Executive Officers (other than Mr. Thomas) with respect to 2012 performance was comprised entirely of restricted stock. The aggregate value of the equity awards granted to the Named Executive Officers with respect to 2011 performance (other than the special deferred stock units granted in January 2012 (as described in note 7 below)) was bifurcated between restricted stock (comprising 75% of the award) and stock options (comprising 25% of the award). The closing prices of the Company’s common stock on the applicable grant dates (February 7, 2013 for 2012 performance and January 26, 2012 for 2011 performance) were $61.95 and $57.33, respectively. Stock options granted for 2011 performance were valued at $11.11 per option.

(7)

The grant date fair values of the special deferred stock units granted in January 2012 in connection with the five-year transformation of the Company are not reflected in this table because these were special awards relating to performance that spanned a five-year period and were not related to performance for only one year. See note 5 to the “Summary Compensation Table” on pages 32-33 and note 5 to the “2012 Grants of Plan-Based Awards Table” on page 35 for additional information regarding these deferred stock units.

(8)

The 2011 performance year includes the grant of $1 million of common stock to Mr. Chapman in January 2012 in accordance with the terms of his employment agreement. This arrangement was modified in February 2013. The annual grant of $1 million of common stock in 2013 and 2014 was replaced with a grant of $2 million in special performance shares that will vest on January 31, 2014 if the per share dividends paid on shares of the Company’s common stock in 2013 are greater than those paid in 2012 and Mr. Chapman remains employed by the Company through December 31, 2013. If these performance shares vest, Mr. Chapman will also be eligible to receive dividend equivalents that accrue on the performance shares during the performance period. These special performance shares are not reflected in the 2012 performance year because they are based on performance by Mr. Chapman and the Company in 2013.

(9)	The amounts reported in the “All Other Compensation” column of the “Summary Compensation Table” are excluded from the table above and are not reflected in the “Total Compensation” column.

Supplemental Executive Retirement Plan

The SERP is a non-qualified defined benefit pension plan adopted by the Compensation Committee on January 1, 2001. During 2012, Mr. Chapman was the only participant in the SERP. The SERP benefit is designed to provide a benefit payable at retirement at age 65 or older equal to 35% of the participant’s average compensation at retirement, offset by the actuarial equivalent of the benefit provided by the Company’s 401(k) Plan. “Average compensation” is defined under the SERP to mean the average of the three highest years of salary and bonus compensation considering all years completed prior to the date of retirement. The actuarial equivalent of the benefit provided by the Company’s 401(k) Plan represents the value of Company contributions to the participant’s plan accounts projected to age 65 and expressed as a monthly benefit payable for life. The projected value of Company contributions is determined by using all contributions made on behalf of the participant for plan years completed prior to the date of retirement and a 7.5% interest rate compounded annually.

Ownership Guidelines

Executive Officers are required to own shares of the Company’s common stock with a fair market value of at least three times their base salary (five times for the Chief Executive Officer). Non-employee Directors are required to own shares of the Company’s common stock with a fair market value of at least four times the annual cash retainers. Shares owned directly and indirectly, restricted shares and deferred stock units count towards these ownership requirements, but unexercised stock options do not. Executive Officers have five years from their date of hire to achieve the required ownership level and non-employee Directors have five years from their date of appointment or February 7, 2013, whichever is later, to achieve the required ownership level. As of December 31, 2012, each of Messrs. Chapman, Estes, Brinker, Herman and Miller and each of the non-employee Directors were in compliance with these ownership requirements.

Tax Deductibility of Executive Compensation

The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the Named Executive Officers under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In general, Section 162(m) places a limit on the amount of compensation that may be deducted annually by the Company with respect to certain Executive Officers. The Compensation Committee will strive to provide Executive Officers with attractive, well-designed compensation packages that will generally preserve the deductibility of such payments for the Company. Certain types of compensation payments and their deductibility depend upon the timing of an Executive Officer’s vesting or exercise of previously granted rights. Moreover, interpretations of any changes in the tax laws and other factors beyond the Compensation Committee’s control may affect the deductibility of certain compensation payments. Because the Company operates in such a manner as intended to qualify as a REIT under the Code, and therefore is not subject to federal income taxes to the extent the Company distributes 100% of its REIT taxable income, the possible loss of this deduction would not be expected to have material adverse consequences for the Company. If deductibility becomes an issue, the Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments to Executive Officers and benefits to the extent reasonably practical and to the extent consistent with its other compensation objectives, but the Committee reserves the right to make incentive-based awards not exempt from these limits where such awards are appropriate and will not have a material impact on shareholder value.

Changes to Compensation Programs

The Compensation Committee has approved changes to the annual cash bonus program and the long-term incentive program that will be applicable for the 2013 performance year. With respect to the annual cash bonus program, the following changes have been made for 2013:

•

NOI - 2012 RIDEA/MOB acquisitions has been added as a performance measure. This metric evaluates the NOI of certain 2012 acquisitions (seniors housing operating and medical office building acquisitions in excess of $25 million and $10 million, respectively) versus the Company’s 2013 underwritten projections for such acquisitions.

•	Corporate overhead spending has been added as a performance measure. This metric will measure 2013 general and administrative spending as a percentage of total gross average assets of the Company.

•

Normalized FFO per share, net real estate investments, same store cash NOI growth and maintenance of credit ratings will remain part of the annual cash bonus program. However, the weightings for each of these measures have changed for 2013 (as compared to 2012).

With respect to the long-term incentive program, three-year annualized total shareholder return, three-year annualized total shareholder return versus the NAREIT Health Care Index and three-year annualized total shareholder return versus the Morgan Stanley US REIT Index will remain part of the annual long-term incentive program, each with the same weightings as in 2012. In addition, the Compensation Committee has approved a new three-year long-term incentive program for the fiscal year period 2013-2015 that is designed to align Executive Officer incentives with capital market expectations and promote long-term shareholder value creation. The components comprising this three-year program include a variety of earnings, leverage, dividend and portfolio metrics.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis of the Company with Management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board has approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee

Jeffrey H. Donahue, Compensation Committee Chair

William C. Ballard, Jr., Compensation Committee Member

Sharon M. Oster, Compensation Committee Member

Judith C. Pelham, Compensation Committee Member

Summary Compensation Table

The table below presents the total compensation awarded to, earned by, or paid to the Named Executive Officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)(4)	Stock Awards ($)(5)		Option Awards ($)(7)		Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value & Non- Qualified Deferred Compensation Earnings ($)(9)	All Other Compensation ($)(10)	Total Compensation ($ )
George L. Chapman	2012	$850,000		$0	$6,908,690		$969,547		$2,008,473	$1,399,090	$185,789	$12,321,589
Chairman, Chief	2011	700,000		0	3,646,875		765,610		2,100,000	17,103	170,588	7,400,176
Executive Officer and President	2010	653,145		0	2,239,348		746,442		1,486,317	1,058,056	327,517	6,510,825

Scott A. Estes	2012	432,000		0	1,810,080		270,029		579,665	0	17,472	3,109,246
Executive Vice	2011	400,000		0	761,103		187,027		600,000	0	12,250	1,960,380
President and Chief Financial Officer	2010	331,500		0	557,792		185,928		415,308	0	12,250	1,502,778

Scott M. Brinker	2012	322,000	(2)	0	1,000,007		200,002		592,625	0	66,260	2,180,894
Executive Vice
President-Investments(1)

Charles J. Herman, Jr.	2012	432,000		0	1,910,121		270,029		579,665	0	17,305	3,209,120
Executive Vice	2011	400,000		0	825,170		191,722		600,000	0	12,250	2,029,142
President and Chief Investment Officer	2010	315,000		0	557,792		185,928		410,387	0	12,250	1,481,357

Jeffrey H. Miller	2012	432,000		0	1,803,372		267,784		579,665	0	17,632	3,100,453
Executive Vice	2011	400,000		0	775,165		191,722		594,000	0	12,250	1,973,137
President-Operations and General Counsel	2010	331,500		0	557,792		185,928		431,883	0	12,250	1,519,353

John T. Thomas	2012	247,292	(3)	0	1,742,603	(6)	247,531	(8)	0	0	498,907	2,736,333
Former Executive	2011	400,000		0	768,134		189,370		540,000	0	12,250	1,909,754
Vice President-Medical Facilities	2010	315,000		0	557,792		185,928		402,512	0	12,250	1,473,482

(1)	No compensation information is provided for the years in which Mr. Brinker was not a Named Executive Officer.

(2)	Effective November 1, 2012, Mr. Brinker’s base salary was increased from $300,000 to $432,000.

(3)	Effective July 25, 2012, Mr. Thomas resigned as Executive Vice President-Medical Facilities of the Company.

(4)	The cash annual incentive awards are included in “Non-Equity Incentive Plan Compensation” because the performance goals were established and communicated at the beginning of the year.

(5)

Amounts set forth in this column represent the grant-date fair value calculated in accordance with FASB ASC Topic 718 for restricted stock grants (and deferred stock unit grants in 2012 only) to the Named Executive Officers and are based on the share prices on the respective dates of grant (or, if the date of grant was not a trading day, the last trading day prior to the date of grant), which were $57.33, $49.17 and $43.29 for grants on January 26, 2012, January 27, 2011 and January 28, 2010, respectively. For each Named Executive Officer (other than Mr. Brinker), the amounts for 2012 are higher than the amounts for 2011 because they include the deferred stock units granted on January 26, 2012. These grants were made to recognize the strong performance of the Company during the five-year period ending December 31, 2011, including the significant increase in total assets and enterprise value of the Company, the strong total shareholder returns over the one-year, three-year and five-year periods ending December 31, 2011, the positive growth and diversification of the portfolio and effective capital-raising. The table below provides the number of deferred stock units granted to each Named Executive Officer on January 26, 2012 and the grant date fair value of such deferred stock units.

Name	Deferred Stock Units (#)	Grant Date Fair Value
Chapman	52,329	$3,000,022
Estes	17,443	1,000,007
Brinker	6,977	399,991
Herman	19,188	1,100,048
Miller	17,443	1,000,007
Thomas	17,443	1,000,007

With respect to the special extension award granted to Mr. Chapman in 2012, the share price on January 31, 2012, the date of grant, was $57.21. The grant-date fair value excludes the effect of possible forfeitures (in accordance with SEC rules) for awards subject to time-based vesting and awards subject to performance conditions.

(6)

The Company and Mr. Thomas entered into a separation agreement pursuant to which vesting of 8,470 shares of restricted stock was accelerated as of July 25, 2012. The incremental fair value, determined in accordance with FASB ASC Topic 718, of the modification of Mr. Thomas’ restricted stock award was $515,569 and is reflected above.

(7)

Amounts set forth in this column represent the grant-date fair value calculated in accordance FASB ASC Topic 718 for stock option grants to the Named Executive Officers. The Black-Scholes option valuation methodology was used based on estimates as of the grant date. In using such methodology, the following assumptions were used:

Grant Date	Exercise Price (Share Price at Grant Date)	Expected Term (Years)	Estimated Volatility	Dividend Yield	Risk-Free Rate
1/26/2012	$57.33	7	35.16%	5.16%	1.48%
1/27/2011	49.17	7	34.80%	5.74%	2.87%
1/28/2010	43.29	7	34.08%	6.28%	3.23%

(8)

The Company and Mr. Thomas entered into a separation agreement pursuant to which vesting of options for the purchase of 13,156 shares of the Company’s common stock was accelerated as of July 25, 2012. The incremental fair value, determined in accordance with FASB ASC Topic 718, of the modification of Mr. Thomas’ stock options award was $145,524 and is reflected above.

(9)	Amount represents the change in the present value of the SERP benefit, offset by the actuarial equivalent of the benefit provided by the Company’s 401(k) Plan.

(10)	“All Other Compensation” includes the following:

Name	Company Contribution to 401(k) Plan	Term Life Insurance Premiums (a)	Long-Term Care Insurance Premiums (a)	Supplemental Long-Term Disability Premiums (a)	Club Membership Dues (a)	Value of DER Payments on Performance Shares (b)	Spousal Travel Expenses (a)	Tuition Expenses	Severance Payments		Total
Chapman	$12,500	$44,705	$10,556	$70,743	$37,128	$6,727	$3,430	$0	$0		$185,789
Estes	12,500	0	0	0	0	3,844	1,128	0	0		17,472
Brinker	12,500	0	0	0	0	0	0	53,760	0		66,260
Herman	12,500	0	0	0	0	4,805	0	0	0		17,305
Miller	12,500	0	0	0	0	3,844	1,288	0	0		17,632
Thomas	12,500	0	0	0	0	3,844	1,178	0	481,385	(c)	498,907

(a)

See “Executive Compensation—Compensation Discussion and Analysis—Compensation Elements—Benefits and Perquisites” for additional information regarding the term life, long-term care and supplemental long-term disability insurance premiums and club membership dues paid by the Company on behalf of Mr. Chapman and the spousal travel expenses paid by the Company.

(b)

Represents dividend equivalent rights (“DER”) payments on certain performance awards that were paid on March 30, 2012 in connection with the vesting of the underlying performance awards. The value of such DER payments was not included in the grant date fair value of the performance awards. See note 6 to the “2012 Outstanding Equity Awards at Fiscal Year-End Table” for additional information regarding these performance shares.

(c)

Effective July 25, 2012, Mr. Thomas resigned as Executive Vice President-Medical Facilities of the Company, and pursuant to a separation agreement, the Company agreed to pay Mr. Thomas (i) an aggregate of $472,708, of which $320,708 was paid as of December 31, 2012 and $152,000 is being paid in bi-monthly installments, which began on January 15, 2013 and will end on July 31, 2013 and (ii) $8,677 in COBRA premium payments.

2012 Grants of Plan-Based Awards Table

The table below provides information regarding grants of awards to the Named Executive Officers under the Company’s long-term incentive plans.

Name	Grant Date		Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(7)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
George L. Chapman	—	(1)	$637,500	$1,275,000	$2,550,000
	—	(2)				$950,000	$3,135,000	$8,075,000
	1/26/12	(3)							50,735				$2,908,638
	1/26/12	(4)								87,268		$11.11	969,547
	1/26/12	(5)									52,239		3,000,022
	1/31/12	(6)									17,480		1,000,031
Scott A. Estes	—	(1)	216,000	432,000	648,000
	—	(2)				380,000	950,000	1,900,000
	1/26/12	(3)							14,130				810,073
	1/26/12	(4)								24,305		11.11	270,029
	1/26/12	(5)									17,443		1,000,007
Scott M. Brinker	—	(1)	216,000	432,000	648,000
	—	(2)				380,000	950,000	1,900,000
	1/26/12	(3)							10,466				600,016
	1/26/12	(4)								18,002		11.11	200,002
	1/26/12	(5)									6,977		399,991
Charles J. Herman, Jr.	—	(1)	216,000	432,000	648,000
	—	(2)				380,000	950,000	1,900,000
	1/26/12	(3)							14,130				810,073
	1/26/12	(4)								24,305		11.11	270,029
	1/26/12	(5)									19,188		1,100,048
Jeffrey H. Miller	—	(1)	216,000	432,000	648,000
	—	(2)				380,000	950,000	1,900,000
	1/26/12	(3)							14,013				803,365
	1/26/12	(4)								24,103		11.11	267,784
	1/26/12	(5)									17,443		1,000,007
John T. Thomas	—	(1)	216,000	432,000	648,000
	—	(2)				380,000	950,000	1,900,000
	1/26/12	(3)							12,953				742,595
	1/26/12	(4)								22,280		11.11	247,531
	1/26/12	(5)									17,443		1,000,007

(1)

Represents annual incentive program earnings opportunity for 2012. The actual amount earned by each of the Named Executive Officers under the annual incentive program in 2012 was paid in 2013 and is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

Represents long-term incentive earnings opportunity for 2012. The actual number of shares of restricted stock earned by each of the Named Executive Officers under the long-term incentive program for performance in 2012 was granted in February 2013 and is shown in the “2012 LTI Earned—Restricted Shares” column to the table on page 27.

(3)

Shares of restricted stock were granted on January 26, 2012 for performance in 2011. The restrictions on restricted stock lapse ratably over five years on the first five anniversaries of the date of grant. The grant date fair value is based on a per share grant price of $57.33, the closing price of the Company’s common stock on January 26, 2012, the date of the grant.

(4)

Stock options were granted on January 26, 2012 for performance in 2011. Stock options vest ratably over five years on the first five anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.

(5)

Reflects deferred stock units granted on January 26, 2012 in connection with the five-year transformation of the Company. One-fourth of these awards vested on January 31, 2012 and the remaining three-fourths will vest in three equal annual installments on January 31 of each of 2015, 2016 and 2017. Each deferred stock unit represents the right to receive one share of the Company’s common stock at the time of vesting of the unit. Recipients of the units are entitled to receive DERs, which will accumulate and be paid in cash when the units vest. The grant date fair value is based on a per share grant price of $57.33, the closing price of the Company’s common stock on January 26, 2012, the date of the grant. See note 5 to the Summary Compensation Table for additional information regarding these deferred stock units.

(6)

Reflects the special extension award granted to Mr. Chapman on January 31, 2012 in accordance with the terms of his employment agreement. The grant date fair value is based on a per share grant price of $57.21, the closing price of the Company’s common stock on January 31, 2012, the date of the grant. In February 2013, the Company modified the employment agreement with Mr. Chapman to provide for a grant of performance shares in 2013 in lieu of restricted stock grants in 2013 and 2014 otherwise required by the employment agreement. Such performance shares will vest in January 2014 if the Company meets certain performance hurdles and Mr. Chapman remains employed by the Company through the end of 2013.

(7)

Amounts set forth in this column represent the grant-date fair value calculated in accordance with FASB ASC Topic 718. For the assumptions and methodologies used to value the awards reported in this column, see notes 5 and 7 to the Summary Compensation Table.

Employment Agreements

The Company has employment agreements with each of Messrs. Chapman, Estes, Brinker, Herman and Miller. Effective July 25, 2012, Mr. Thomas resigned as Executive Vice President-Medical Facilities of the Company and his employment agreement was terminated as of that date.

Employment Agreement with George L. Chapman

The Company has entered into an employment agreement with George L. Chapman, Chairman, Chief Executive Officer and President of the Company, that expires on January 31, 2014, and provides for an optional three-year renewal term. Mr. Chapman receives a base salary that is reviewed and adjusted each year by the Compensation Committee and he is eligible to receive discretionary annual bonuses and equity awards under the Company’s long-term incentive plans. The Company also provides Mr. Chapman with reimbursement for the cost of an annual physical examination. Mr. Chapman received a grant of $1,000,000 in shares of the Company’s common stock on each of January 31, 2011 and January 31, 2012 in consideration of his agreement to extend his service to the Company (“Extension Shares”). In lieu of receiving Extension Shares in 2013 and 2014, Mr. Chapman received a grant of performance shares that will vest on January 31, 2014 if the per share dividends paid on shares of the Company’s common stock in 2013 are greater than those paid in 2012 and Mr. Chapman remains employed by the Company through December 31, 2013. Mr. Chapman may not sell, transfer, assign, pledge or otherwise encumber the performance shares prior to vesting of the performance shares and issuance of the underlying shares of common stock.

For a description of the provisions of the agreement regarding compensation and benefits payable to Mr. Chapman upon his termination or a change in corporate control, see “Potential Payments Upon Termination or Change in Corporate Control” below.

Employment Agreements with Scott A. Estes, Charles J. Herman, Jr. and Jeffrey H. Miller

The Company has entered into employment agreements with each of Scott A. Estes, Executive Vice President and Chief Financial Officer of the Company, Charles J. Herman, Jr., Executive Vice President and Chief Investment Officer of the Company, and Jeffrey H. Miller, Executive Vice President-Operations and General Counsel of the Company, that expire on January 31, 2015, and provide for optional successive two-year renewal terms. Each of these Named Executive Officers receives a base salary that is reviewed and adjusted each year by the Compensation Committee and is eligible to receive discretionary annual bonuses and equity awards under the Company’s long-term incentive plans. For a description of the provisions of the agreements regarding compensation and benefits payable upon termination or a change in corporate control, see “Potential Payments Upon Termination or Change in Corporate Control” below.

Employment Agreement with Scott M. Brinker

The Company entered into an employment agreement with Scott M. Brinker, Executive Vice President-Investments of the Company, on March 11, 2013, that expires on January 31, 2015, and provides for optional successive two-year renewal terms. Mr. Brinker receives a base salary that is reviewed and adjusted each year by the Compensation Committee and is eligible to receive discretionary annual bonuses and equity awards under the Company’s long-term incentive plans. For a description of the provisions of the agreements regarding compensation and benefits payable to Mr. Brinker upon termination or a change in corporate control, see “Potential Payments Upon Termination or Change in Corporate Control” below.

Employment Agreement with John T. Thomas

Effective July 25, 2012, John T. Thomas resigned as Executive Vice President-Medical Facilities of the Company, and his employment agreement was terminated as of that date. For a description of the provisions of a separation agreement between the Company and Mr. Thomas regarding compensation and benefits payable to Mr. Thomas upon his resignation, see “Potential Payments Upon Termination or Change in Corporate Control” below.

2012 Outstanding Equity Awards at Fiscal Year-End Table

The table below provides information regarding outstanding equity-based awards granted to the Named Executive Officers under the Company’s long-term incentive plans.

Name		Option Awards					Stock Awards
	Grant Date	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date		# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
George L. Chapman	1/26/12	0	87,268	$57.33	1/26/22	(3)
	1/27/11	15,951	63,800	49.17	1/27/21	(3)
	1/28/10	0	57,271	43.29	1/28/20	(3)
	1/29/09	0	39,019	37.00	1/29/19	(3)
	1/21/08	0	9,710	40.83	1/21/18	(3)
	1/21/08	0	1,975	40.83	1/21/18	(2)
	1/26/12						50,735	$3,109,548	(4)
	1/27/11						37,369	2,290,346	(4)
	1/28/10						31,037	1,902,258	(4)
	1/29/09						15,613	956,921	(4)
	1/21/08						6,706	411,011	(4)
	1/26/12						39,246	2,405,387	(5)
	1/27/11									4,746	$290,882(6)
Scott A. Estes	1/26/12	0	24,305	57.33	1/26/22	(3)
	1/27/11	3,897	15,585	49.17	1/27/21	(3)
	1/28/10	9,511	14,265	43.29	1/28/20	(3)
	1/29/09	20,289	13,524	37.00	1/29/19	(3)
	1/21/08	2,468	617	40.83	1/21/18	(2)
	1/21/08	12,138	3,034	40.83	1/21/18	(3)
	1/22/07	1,718	0	45.73	1/22/17	(2)
	1/22/07	5,087	0	45.73	1/22/17	(3)
	1/26/12						14,130	866,028	(4)
	1/27/11						9,128	559,455	(4)
	1/28/10						7,731	473,833	(4)
	1/29/09						4,802	294,315	(4)
	1/21/08						1,676	102,722	(4)
	1/26/12						13,082	801,796	(5)
	1/27/11									2,712	166,218(6)
Scott M. Brinker	1/26/12	0	18,002	57.33	1/26/22	(3)
	1/27/11	1,042	4,166	49.17	1/27/21	(3)
	1/28/10	1,599	2,397	43.29	1/28/20	(3)
	1/29/09	1,427	2,854	37.00	1/29/19	(3)
	1/21/08	3,325	831	40.83	1/21/18	(3)
	1/21/08	0	169	40.83	1/21/18	(2)
	1/22/07	2,698	0	45.73	1/22/17	(3)
	1/26/12						10,466	641,461	(4)
	1/27/11						2,440	149,548	(4)
	1/28/10						1,299	79,616	(4)
	1/29/09						1,013	62,087	(4)
	1/21/08						459	28,132	(4)
	1/26/12						5,232	320,669	(5)

Name		Option Awards					Stock Awards
	Grant Date	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date		# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
Charles J. Herman, Jr.	1/26/12	0	24,305	$57.33	1/26/22	(3)
	1/27/11	0	15,976	49.17	1/27/21	(3)
	1/28/10	0	14,265	43.29	1/28/20	(3)
	1/29/09	0	15,773	37.00	1/29/19	(3)
	1/21/08	0	858	40.83	1/21/18	(2)
	1/21/08	0	4,219	40.83	1/21/18	(3)
	1/26/12						14,130	$866,028	(4)
	1/27/11						9,357	573,491	(4)
	1/28/10						7,731	473,833	(4)
	1/29/09						5,601	343,285	(4)
	1/21/08						2,331	142,867	(4)
	1/26/12						14,391	882,024	(5)
	1/27/11									3,390	$207,773(6)
Jeffrey H. Miller	1/26/12	0	24,103	57.33	1/26/22	(3)
	1/27/11	3,995	15,976	49.17	1/27/21	(3)
	1/28/10	2,000	14,265	43.29	1/28/20	(3)
	1/29/09	0	13,524	37.00	1/29/19	(3)
	1/21/08	0	617	40.83	1/21/18	(2)
	1/21/08	0	3,034	40.83	1/21/18	(3)
	1/22/07	5,087	0	45.73	1/22/17	(3)
	1/22/07	1,718	0	45.73	1/22/17	(2)
	1/26/12						14,013	858,857	(4)
	1/27/11						9,357	573,491	(4)
	1/28/10						7,731	473,833	(4)
	1/29/09						4,802	294,315	(4)
	1/21/08						1,676	102,722	(4)
	1/26/12						13,082	801,796	(5)
	1/27/11									2,712	166,218(6)
John T. Thomas(1)	1/26/12	4,456	0	57.33	1/26/22	(3)

(1)	On July 25, 2012, Mr. Thomas resigned as Executive Vice President-Medical Facilities of the Company.

(2)

Represents options with DERs. Options with DERs entitle the optionholder to receive a cash payment equal to the dividend paid on a share of the Company’s common stock for a fixed term, regardless of whether the underlying stock option is exercised. Cash payments attributable to DERs will accrue and be paid out only when the corresponding option has vested. These options vest ratably over five years on the first five anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.

(3)	Represents options without DERs. These options vest ratably over five years on the first five anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.

(4)

Based on a share price of $61.29, the closing price of the Company’s common stock on December 31, 2012, the last trading day of 2012. The restrictions on restricted stock lapse ratably over five years on the first five anniversaries of the date of grant.

(5)

Based on a share price of $61.29, the closing price of the Company’s common stock on December 31, 2012, the last trading day of 2012. On January 31, 2012, one-fourth of the deferred stock units vested. The remaining deferred stock units vest in three equal annual installments in each of 2015, 2016 and 2017.

(6)

Based on a share price of $61.29, the closing price of the Company’s common stock on December 31, 2012, the last trading day of 2012. These performance shares vest in three equal annual installments only if certain performance hurdles are achieved in each of 2011, 2012, and 2013. Each year, the performance shares vest only if the Company has achieved at least 75% of the aggregate budgeted net operating income or rent for that year with respect to all investments that closed in 2010 and had an initial investment amount of at least $25 million. On January 26, 2012 and January 22, 2013, the Compensation Committee determined that the Company met the performance hurdle in 2011 and 2012, respectively, so one-third of the performance shares vested on January 31, 2012 and one-third of the performance shares vested on January 31, 2013. The remaining one-third of the performance shares will vest in January 2014 if the Compensation Committee determines that the Company has met the performance hurdle in 2013.

2012 Option Exercises and Stock Vested Table

The table below provides information regarding the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during 2012 for the Named Executive Officers.

Name	Option Awards		Stock Awards
	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)
George L. Chapman	123,185	$2,058,237	71,771	$4,040,776
Scott A. Estes	12,845	290,800	15,956	895,641
Scott M. Brinker	1,587	18,928	4,229	237,768
Charles J. Herman, Jr.	30,905	558,115	17,771	997,730
Jeffrey H. Miller	22,736	386,078	16,014	898,862
John T. Thomas(1)	22,157	330,002	20,066	1,169,099

(1)	On July 25, 2012, Mr. Thomas resigned as Executive Vice President-Medical Facilities of the Company.

2012 Pension Benefits Table

The table below provides information regarding the SERP adopted by the Compensation Committee of the Board of Directors effective January 1, 2001. The SERP is a non-qualified defined benefit pension plan that provides certain executives selected by the Compensation Committee with supplemental deferred retirement benefits. The SERP provides an opportunity for participants to receive retirement benefits that cannot be paid under the Company’s 401(k) Plan because of the restrictions imposed by ERISA and the Code. During 2012, George L. Chapman was the only participant in the SERP.

Name	Plan Name	Number of Years of Credited Service (1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
George L. Chapman	SERP	12	$5,112,128	$0

(1)	Represents the number of years of employment after January 1, 2001.

(2)

Calculated by discounting the current accumulated benefit payable at normal retirement age under the elected optional form of a five-year period certain distribution. This discounting uses a 2.0% discount rate.

The SERP benefit is designed to provide a benefit payable at retirement at age 65 or older equal to 35% of the participant’s average compensation at retirement, offset by the actuarial equivalent of the benefit provided by the Company’s 401(k) Plan. Average compensation is defined under the SERP to mean the average of the three highest years of salary and bonus compensation considering all years completed prior to the date of retirement.

The actuarial equivalent of the benefit provided by the Company’s 401(k) Plan represents the value of Company contributions to the participant’s plan accounts projected to age 65 and expressed as a monthly benefit payable for life. The projected value of Company contributions is determined by using all contributions made on behalf of the participant for plan years completed prior to the date of retirement and a 7.5% interest rate compounded annually.

The SERP is unfunded and all benefits will be paid from the general assets of the Company. Eligibility is limited to a select group of Management or highly compensated employees whose qualified plan benefits are limited by ERISA and the Code. See “Executive Compensation—Compensation Discussion and Analysis–Compensation Elements—Supplemental Executive Retirement Plan” above for additional information regarding the SERP.

Potential Payments Upon Termination or Change in Corporate Control

Pursuant to their respective employment and award agreements, each of the Named Executive Officers would be entitled to the following benefits upon termination or change in corporate control. Mr. Brinker’s employment agreement is effective as of March 11, 2013.

George L. Chapman

Severance Payments and Benefits.    If Mr. Chapman terminates his employment for “good reason” (as defined in his employment agreement) or is terminated without cause by the Company, he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for each month during the remaining term of his employment agreement or for 24 months, whichever is greater (the “Severance Period”). If Mr. Chapman terminates his employment for good reason or is terminated without cause by the Company during the 24 months following a “change in corporate control” (as defined in his employment agreement) and during the term of his employment agreement, he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for 36 months. The monthly severance payments would be calculated using an amount equal to the sum of one-twelfth of the sum of his annual base salary and the greater of the highest of the annual bonuses paid to Mr. Chapman for the three fiscal years immediately preceding the termination or change in corporate control or a minimum bonus equal to 100% of his annual base salary. Mr. Chapman also would be entitled to receive a prorated portion of the performance shares and the annual bonus that he would have earned if he had remained employed for the entire year and continued benefits under any life, health and disability insurance programs maintained by the Company for the remaining term of his employment agreement (but not less than 12 months and not more than the period during which he would be entitled to continuation coverage under Section 4980B of the Code, if he elected such coverage and paid the applicable premiums), or until the date he obtains comparable coverage from a new employer. If Mr. Chapman terminates his employment for good reason or is terminated without cause (but not following a change in corporate control) and he obtains a replacement position with a new employer, Mr. Chapman would be obligated to repay to the Company an amount equal to all amounts he receives as compensation for services performed during the Severance Period; provided that the aggregate repayment obligation will not exceed the amount of the lump sum severance payment. If it is determined that any payment by the Company to Mr. Chapman in connection with a change in corporate control would be a golden parachute subject to excise tax, the amount of such payment may be reduced to maximize the benefits received by Mr. Chapman on an after-tax basis.

In the event of Mr. Chapman’s death or his involuntary termination following a Board determination that he is disabled, Mr. Chapman or his beneficiary (as applicable) would receive a prorated portion of the performance shares and the annual bonus that Mr. Chapman would have earned if he had remained employed for the entire year.

If Mr. Chapman voluntarily terminates his employment or is terminated for cause, Mr. Chapman would receive accrued but unpaid base salary and vacation pay, any bonuses earned but unpaid and any nonforfeitable benefits under the Company’s deferred compensation, incentive and other benefit plans.

Vesting of Incentive Awards.    Mr. Chapman’s stock option, restricted stock and deferred stock unit awards granted under the Company’s incentive plans would become vested and immediately exercisable in the event that Mr. Chapman terminates his employment for good reason or is terminated without cause by the Company (whether or not following a change in corporate control), upon the expiration of the term of his employment agreement if such expiration is as a result of non-renewal of such agreement by the Company or upon his death or disability. Additionally, Mr. Chapman’s restricted stock and deferred stock unit awards would become vested in the event that Mr. Chapman retires.

In the event that Mr. Chapman terminates his employment for good reason or is terminated without cause by the Company or upon his death or disability, Mr. Chapman or his beneficiary (as applicable) would receive a prorated portion of the special performance-vesting restricted stock awards granted to him in 2011 if the applicable performance hurdle is achieved for the year of termination.

In the event that Mr. Chapman terminates his employment for good reason or is terminated without cause by the Company or upon his death or disability, Mr. Chapman or his beneficiary (as applicable) would receive a prorated portion of the performance shares if the applicable performance hurdle is satisfied.

Non-Competition and Non-Solicitation.    In the event of a voluntary termination by Mr. Chapman or a termination for cause by the Company, Mr. Chapman would be subject to a one-year non-competition agreement. In addition, upon the termination of his employment agreement for any reason, Mr. Chapman would be subject to a non-solicitation agreement for a period of one year from the time his employment agreement ceases, or if later, during any period in which he is receiving any severance or change in corporate control payments.

Scott A. Estes

Severance Payments and Benefits.    If Mr. Estes is terminated without cause, he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for each month during the remaining term of his employment agreement or for 12 months, whichever is greater (the “Severance Period”). If Mr. Estes resigns or is terminated without cause during the 12 months following a “change in corporate control” (as defined in his employment agreement), he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for 24 months. The monthly severance payments would be calculated using an amount equal to the sum of one-twelfth of the sum of his annual base salary and the greater of the annual bonus for the fiscal year immediately preceding the termination or change in corporate control or a minimum bonus equal to 35% of his annual base salary. Mr. Estes also would be entitled to continued benefits under any life, health and disability insurance programs maintained by the Company for the remaining term of his employment agreement (but not less than six months and not more than the period during which he would be entitled to continuation coverage under Section 4980B of the Code, if he elected such coverage and paid the applicable premiums), or until the date he obtains comparable coverage from a new employer. If Mr. Estes is terminated without cause and he obtains a replacement position with a new employer, Mr. Estes would be obligated to repay to the Company an amount equal to all amounts he receives as compensation for services performed during the Severance Period; provided that the aggregate repayment obligation will not exceed the amount of the lump sum severance payment. If it is determined that any payment by the Company to Mr. Estes in connection with a change in corporate control would be a golden parachute subject to excise tax, the Company would be obligated to make an additional payment to him to cover such excise tax.

In the event of Mr. Estes’ death, his beneficiary would receive a lump sum payment equal to the present value of a series of monthly payments for each month during the remainder of the term of his employment agreement (but not less than 12 months), each in an amount equal to one-twelfth of the sum of his annual base salary and the greater of the annual bonus for the fiscal year immediately preceding the date of death or a minimum bonus equal to 35% of his annual base salary. In addition, the death benefits payable under any retirement, deferred compensation, life insurance or other employee benefit maintained by the Company will be paid to the beneficiary designated by Mr. Estes.

In the event of Mr. Estes’ involuntary termination following a Board determination that he is disabled, Mr. Estes would receive monthly payments for each month during the remainder of the term of his employment agreement (but not less than 12 months), each in an amount equal to one-twelfth of the sum of his annual base salary and the greater of the annual bonus for the fiscal year immediately preceding the date of disability or a minimum bonus equal to 35% of his annual base salary. These payments would terminate if Mr. Estes returns to active employment, either with the Company or otherwise. In addition, these payments would be reduced by any amounts paid to Mr. Estes under any long-term disability plan or other disability program or insurance policies maintained by the Company.

If Mr. Estes voluntarily terminates his employment or is terminated for cause, Mr. Estes only would be entitled to accrued but unpaid base salary and vacation pay, any bonuses earned but unpaid and any nonforfeitable benefits under the Company’s deferred compensation, incentive and other benefit plans.

Vesting of Incentive Awards.    Mr. Estes’ stock option, restricted stock and deferred stock unit awards granted under the Company’s incentive plans would become vested and immediately exercisable in the event Mr. Estes is terminated without cause by the Company, upon the expiration of the term of his employment agreement if such expiration is as a result of non-renewal of such agreement by the Company, upon a change in corporate control or upon his death, disability or retirement after the age of 65.

In the event that Mr. Estes terminates his employment for good reason or is terminated without cause by the Company, upon a change in corporate control or upon his death or disability, Mr. Estes or his beneficiary (as applicable) would receive a prorated portion of the special performance-vesting restricted stock awards granted to him in 2011 if the applicable performance hurdle is achieved for the year of termination.

Non-Competition and Non-Solicitation.    In the event of a voluntary termination by Mr. Estes, the election by Mr. Estes not to extend the term of his employment agreement or a termination for cause by the Company, Mr. Estes would be subject to a one-year non-competition agreement. In addition, upon the termination of his employment agreement for any reason, Mr. Estes would be subject to a non-solicitation agreement for a period of one year from the time his employment agreement ceases, or if later, during the Severance Period (in the event of an involuntary termination by the Company) or for a period of 24 months after an involuntary termination or voluntary resignation following a change in corporate control.

Scott M. Brinker

Severance Payments and Benefits.    If Mr. Brinker terminates his employment for “good reason” (as defined in his employment agreement) or is terminated without cause by the Company, he would receive a series of monthly severance payments for each month during the remaining term of his employment agreement or for 12 months, whichever is greater. The monthly severance payments would be calculated using an amount equal to the sum of one-twelfth of the sum of his annual base salary and the average of the annual bonuses paid to Mr. Brinker for the prior three fiscal years immediately preceding the termination date. Mr. Brinker also would be entitled to continued benefits under any life, health and disability insurance programs maintained by the Company for the remaining term of his employment agreement (but not less than six months and not more than the period during which he would be entitled to continuation coverage under Section 4980B of the Code, if he elected such coverage and paid the applicable premiums), or until the date he obtains comparable coverage from a new employer. Mr. Brinker also would be entitled to receive accrued but unpaid base salary and vacation pay, any bonuses earned but unpaid and any nonforfeitable benefits under the Company’s deferred compensation, incentive and other benefit plans.

In the event of Mr. Brinker’s voluntary termination, termination for cause, termination as a result of the expiration of the term of his employment agreement, death or involuntary termination following a Board determination that he is disabled, Mr. Brinker or his beneficiary (as applicable) would receive his accrued but unpaid base salary and vacation pay, any bonuses earned but unpaid and any nonforfeitable benefits under the Company’s deferred compensation, incentive and other benefit plans.

If Mr. Brinker terminates his employment for good reason or is terminated without cause during the 24 months following a “change in corporate control” (as defined in his employment agreement), he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for 24 months. The monthly severance payments would be calculated using an amount equal to the sum of one-twelfth of the sum of his annual base salary and the average of the annual bonuses paid to Mr. Brinker for the prior three fiscal years ending prior to the change in corporate control. Mr. Brinker also would be entitled to continued benefits under any life, health and disability insurance programs maintained by the Company for the remaining term of his employment agreement (but not less than six months and not more than the period during which he would be entitled to continuation coverage under Section 4980B of the Code, if he elected such coverage and paid the applicable premiums), or until the date he obtains comparable coverage from a new employer. If it is determined that any payment by the Company to Mr. Brinker in connection with a change in corporate control would be a golden parachute subject to excise tax, and if reducing the amount of the payments would result in greater benefits to Mr. Brinker, the payments will be reduced by the amount necessary to maximize the benefits received by Mr. Brinker, determined on an after-tax basis. Mr. Brinker also would be entitled to receive accrued but unpaid base salary and vacation pay, any bonuses earned but unpaid and any nonforfeitable benefits under the Company’s deferred compensation, incentive and other benefit plans.

Vesting of Incentive Awards.    Mr. Brinker’s stock option, restricted stock and deferred stock unit awards granted under the Company’s incentive plans would become vested and immediately exercisable in the event that Mr. Brinker terminates his employment for good reason or is terminated without cause by the Company, upon the expiration of the term of his employment agreement if such expiration is as a result of non-renewal of such agreement by the Company, upon a change in corporate control or upon his death, disability or retirement after the age of 65.

Non-Competition and Non-Solicitation.    Upon the termination of his employment agreement for any reason (other than the expiration of the term of his employment agreement as a result of the Company’s election not to renew such agreement), Mr. Brinker will be subject to (1) a one-year non-competition agreement, and (2) a non-solicitation agreement for a period of one year from the later of the time his employment agreement ceases or when monthly severance payments under such agreement cease.

Charles J. Herman, Jr. and Jeffrey H. Miller

The Company’s employment and award agreements with Messrs. Herman and Miller are virtually identical to the Company’s employment and award agreements with Mr. Estes. The only difference is that the minimum bonus that, pursuant to Mr. Estes’ employment agreement, may be used to calculate severance payments owed in the event of a change in corporate control, or upon death, disability or termination without cause is equal to 30% of annual base salary, rather than 35%.

John T. Thomas

Effective July 25, 2012, Mr. Thomas resigned as Executive Vice President-Medical Facilities of the Company, and his employment agreement was terminated as of that date. In connection with his resignation, the Company and Mr. Thomas entered into a separation agreement pursuant to which the Company will pay Mr. Thomas an aggregate of $472,708, of which $320,708 was paid as of December 31, 2012 and $152,000 is being paid in bi-monthly installments, which began on January 15, 2013 and will end on July 31, 2013. The Company also will pay Mr. Thomas’ COBRA payments through July 31, 2013.

Vesting of Incentive Awards.    Vesting of 8,470 shares of restricted stock and options for the purchase of 13,156 shares of the Company’s common stock were accelerated as of July 25, 2012. Such options and all other vested stock options held by Mr. Thomas immediately prior to July 25, 2012 are exercisable until July 25, 2013.

Non-Competition and Non-Solicitation.    Mr. Thomas is subject to one-year non-competition and non-solicitation agreements pursuant to the separation agreement. The separation agreement also includes a non-disclosure agreement by Mr. Thomas.

Quantification of Benefits

The table below reflects estimates of the amounts of compensation that would be paid to the Named Executive Officers (other than Mr. Thomas) in the event of their termination. The amounts assume that such termination was effective as of December 31, 2012. The actual amounts to be paid to a Named Executive Officer can only be determined at the time of such executive’s separation from the Company.

Name/ Type of Termination	Cash Severance(3)	Continued Benefits(4)	Accelerated Vesting of Unvested Equity Compensation(5)	Extension Shares(6)	Excise Tax Gross- Up(7)	Total
George L. Chapman
For Cause or Resignation without Good Reason	$0	$0	$0	$1,000,000	$0	$1,000,000
Death or Disability	0	0	14,680,464	1,000,000	0	15,680,464
Retirement	0	0	11,059,614	1,000,000	0	12,059,614
Involuntary Termination without Cause or Resignation for Good Reason	3,194,156	25,902	14,680,464	1,000,000	0	18,900,522
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	8,837,732	25,902	14,680,464	1,000,000	0	24,544,098
Non-Renewal of the Employment Agreement by the Company(1)	0	0	14,680,464	1,000,000	0	15,680,464
Scott A. Estes
For Cause or Resignation without Good Reason	0	0	0	0	0	0
Death or Disability	515,865	0	4,074,103	0	0	4,589,968
Involuntary Termination without Cause or Resignation for Good Reason	515,865	11,955	4,074,103	0	0	4,601,923
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	2,062,066	11,955	4,074,103	0	0	6,148,124
Non-Renewal of the Employment Agreement by the Company(1)	0	0	4,074,103	0	0	4,074,103
Scott M. Brinker(2)
For Cause or Resignation without Good Reason	0	0	0	0	0	0
Death or Disability	0	0	1,569,151	0	0	1,569,151
Involuntary Termination without Cause or Resignation for Good Reason	1,611,970	36,829	1,569,151	0	0	3,217,950
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	1,547,549	36,829	1,569,151	0	0	3,153,529
Non-Renewal of the Employment Agreement by the Company(1)	0	0	1,569,151	0	0	1,569,151
Charles J. Herman, Jr.
For Cause or Resignation without Good Reason	0	0	0	0	0	0
Death or Disability	515,865	0	4,352,584	0	0	4,868,449
Involuntary Termination without Cause or Resignation for Good Reason	515,865	11,955	4,352,584	0	0	4,880,404
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	2,062,066	11,955	4,352,584	0	0	6,426,605
Non-Renewal of the Employment Agreement by the Company(1)	0	0	4,352,584	0	0	4,352,584
Jeffrey H. Miller
For Cause or Resignation without Good Reason	0	0	0	0	0	0
Death or Disability	512,865	0	4,083,966	0	0	4,596,831
Involuntary Termination without Cause or Resignation for Good Reason	512,865	11,846	4,083,966	0	0	4,608,677
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	2,050,077	11,846	4,083,966	0	0	6,145,889
Non-Renewal of the Employment Agreement by the Company(1)	0	0	4,083,966	0	0	4,083,966

(1)

Mr. Chapman’s employment agreement does not expire until January 31, 2014 and the employment agreements of Messrs. Estes, Brinker, Herman and Miller do not expire until January 31, 2015. For purposes of this table, the amounts of compensation included in this row assume that the applicable employment agreement was terminated as of December 31, 2012 upon a non-renewal of such employment agreement by the Company.

(2)

As of December 31, 2012, the Company did not have an employment agreement with Mr. Brinker, which was entered into as of March 11, 2013. For purposes of this table, the amounts of compensation included in this table for Mr. Brinker assume that his employment agreement was in effect as of December 31, 2012.

(3)	Cash Severance

Under the employment agreements for Messrs. Chapman, Estes, Brinker, Herman and Miller, as of December 31, 2012, these executives would be entitled to a lump sum severance payment equal to the present value of a series of monthly severance payments, calculated using a discount rate equal to the 90-day treasury rate, or in the case of Mr. Brinker upon an involuntary termination without cause or a resignation for good reason, a series of monthly severance payments (rather than a lump sum). For Mr. Chapman, the monthly payment used to calculate the lump sum is equal to 1/12 of the sum of his base salary plus the greater of (a) the average annual bonus paid during the last three years or (b) a minimum bonus as a percent of his base salary, as specified in the employment agreement. The average annual bonuses paid during the past three years have been in excess of the minimum specified in the agreement; thus the average annual bonuses are used to calculate potential severance. For Messrs. Estes, Herman and Miller, the monthly payment used to calculate the lump sum is equal to 1/12 of the sum of the executive’s base salary plus the greater of (a) the annual bonus paid during the last year or (b) a minimum bonus as a percent of base salary, as specified for each executive in the employment agreement. The annual bonuses paid during the last year have been in excess of the minimums specified in the agreement; thus the annual bonuses are used to calculate potential severance. For Mr. Brinker, the monthly payment is equal to 1/12 of the sum of his base salary plus the average annual bonus paid during the last three years.

For Messrs. Chapman, Estes, Brinker, Herman and Miller, the number of monthly payments varies depending on the termination scenario:

•	If the termination is for cause by the Company or without good reason by the executive, no severance would be paid.

•

For Messrs. Chapman and Brinker, upon the involuntary termination without cause by the Company or voluntary termination by the executive for good reason, not related to a change in corporate control, and for Messrs. Estes, Herman and Miller, upon the death of the executive or the involuntary termination without cause by the Company or voluntary termination by the executive for good reason, not related to a change in corporate control, the calculation will be based on the number of months remaining in the term of the agreement, but not less than 24 months for Mr. Chapman and not less than 12 months for Messrs. Estes, Brinker, Herman and Miller. As of December 31, 2012, the remaining term of the agreement of Mr. Chapman was 13 months, the remaining term of the agreement of Mr. Brinker was 25 months, and the remaining terms of the agreements of Messrs. Estes, Herman and Miller was one month. Therefore, the figures in the above table assume the lump sum will be based on monthly payments for 24 months for Mr. Chapman and 12 months for Messrs. Estes, Herman and Miller. For Mr. Brinker, the figures in the above table assume that monthly severance payments will be made for 25 months.

•

For Mr. Chapman, upon involuntary termination without cause by the Company or voluntary termination by the executive for good reason within 24 months of a change in corporate control, the lump sum will be based on monthly payments for 36 months. For Messrs. Estes, Herman and Miller, upon involuntary termination without cause by the Company or voluntary termination by the executive for any reason within 12 months of a change in corporate control, the lump sum will be based on monthly payments for 24 months. For Mr. Brinker, upon involuntary termination without cause by the Company or voluntary termination by the executive for good reason within 24 months of a change in corporate control, the lump sum will be based on monthly payments for 24 months.

The amounts reflected in the table above represent the discounted present value of the monthly payments assuming a 0.09% annual discount rate (the 90-day treasury rate as of December 31, 2012, the assumed date of termination).

Upon a termination by the Company following a Board determination that the executive is disabled, as of December 31, 2012, Messrs. Estes, Herman and Miller would be entitled to cash severance payable in a series of monthly severance payments. For Messrs. Estes, Herman and Miller, each monthly payment is equal to 1/12 of the sum of the executive’s base salary plus the greater of (a) the annual bonus paid during the last year or (b) a minimum bonus as a percent of base salary, as specified for each executive in the employment agreement. Payments would be made for each month during the remaining term of the agreement, but not for less than 12 months for Messrs. Estes, Herman and Miller. Based on the remaining terms of their agreements, the figures in the above table assume payments would be provided for 12 months for Messrs. Estes, Herman and Miller.

(4)	Continued Benefits

Under the employment agreements for Messrs. Chapman, Estes, Brinker, Herman and Miller, as of December 31, 2012, these executives would be entitled to continued coverage at the Company’s expense under life, health and disability insurance programs in which the executive participated at the time of involuntary termination without cause by the Company or voluntary termination by the executive for good reason, for the remaining term of the agreement, but not less than 12 months for Mr. Chapman and not less than six months for Messrs. Estes, Brinker, Herman and Miller and for each executive not more than the period during which the executive would be entitled to continuation coverage under Section 4980B of the Code, if he elected such coverage and paid the applicable premiums. As of December 31, 2012, the remaining term of the agreement of Mr. Chapman was 13 months, the remaining term of the agreement of Mr. Brinker was 25 months and the remaining terms of the agreements of Messrs. Estes, Herman and Miller was one month. Therefore, the figures in the above table assume continued benefits would be provided for 13 months for Mr. Chapman, for 25 months for Mr. Brinker and for six months for Messrs. Estes, Herman and Miller. The monthly cost of such benefits is estimated to be the current 2013 monthly costs. The same benefits would apply for Mr. Chapman and Mr. Brinker, upon involuntary termination without cause by the Company or voluntary termination by the executive for good reason within 24 months of a change in corporate control, and for Messrs. Estes, Herman and Miller, upon involuntary termination without cause by the Company or voluntary termination by the executive for any reason within 12 months of a change in corporate control.

(5)	Accelerated Vesting of Unvested Equity Compensation

Under the employment agreements for Messrs. Chapman, Estes, Brinker, Herman and Miller, as of December 31, 2012, upon involuntary termination without cause by the Company or voluntary termination for good reason by the executive, all unvested stock awards would become fully vested. The numbers in this column represent the “in-the-money” value of unvested stock options and the full value of unvested restricted stock awards as of December 31, 2012 (the assumed termination date) where vesting would be accelerated upon termination under these scenarios. Note that these amounts are different than the Company’s compensation expense for granting these awards. The assumed share price upon each termination scenario is $61.29, which was the closing price as of December 31, 2012, the last trading day of the year.

(6)	Extension Shares

Mr. Chapman received a grant of $1,000,000 in shares of the Company’s common stock on each of January 31, 2011 and January 31, 2012 in consideration of his agreement to extend his service to the Company (“Extension Shares”). In lieu of receiving Extension Shares in 2013 and 2014, Mr. Chapman received a grant of performance shares in February 2013 that will vest on January 31, 2014 if the per share dividends paid on shares of the Company’s common stock in 2013 are greater than those paid in 2012 and Mr. Chapman remains employed by the Company through December 31, 2013. This table provides the amounts of compensation that would be paid to the Named Executive Officers (other than Mr. Thomas) in the event of their termination as of December 31, 2012. The Company and Mr. Chapman did not agree to issue the performance shares in lieu of the Extension Shares for 2013 and 2014 until February 2013, so this table reflects the value of the Extension Shares that would have been granted to Mr. Chapman in January 2013 rather than the performance shares. Mr. Chapman would receive $1,000,000 in Extension Shares if his employment was terminated on December 31, 2012 because he would have been employed for the entire year.

(7)	Excise Tax Gross-Up

Under the employment agreements for Messrs. Estes, Herman and Miller, as of December 31, 2012, if any payments constitute “excess parachute payments” under Section 280G of the Code such that the executive incurs an excise tax under Section 4999 of the Code, the Company would provide an “excise tax gross-up” payment in an amount such that after payment of the excise tax and all income and excise taxes applicable to the gross-up payment, the executive would receive the same amount of severance had the excise tax not applied. Mr. Chapman and Mr. Brinker are not entitled to any “excise tax gross-up” payments under their employment agreements.

If a change in corporate control had occurred December 31, 2012 and each of the Named Executive Officers (other than Mr. Thomas) was terminated as a result, none of these Named Executive Officers would have been subject to excise tax. In arriving at this conclusion, the following assumptions were used:

•	Each officer’s base amount was calculated by taking the average W-2 income (box 1) from the past five years (2007-2011).

•

The stock award parachute calculations for purposes of Code Section 280G were based on Black-Scholes valuation methodology using the most recent GAAP ASC Topic 718 option valuation assumptions (volatility of 35.16%, risk-free interest rate of 1.48%, dividend yield of 5.16%, and expected remaining term of 7.0 years). Under the Code Section 280G rules, the cost included in the parachute for the accelerated vesting of stock options, restricted shares and unvested dividend equivalent rights is the sum of (1) the excess of the aggregate accelerated benefit over the present value of the accelerated benefit and (2) the lapse of service obligation (1% times the number of months of vesting accelerated times the aggregate accelerated benefit).

•

The total parachute for each Named Executive Officer did not exceed the Code Section 280G “safe harbor,” which is three times the base amount minus $1. As a result, the Named Executive Officers would not have incurred any excise tax.

Risk Management and Compensation

As described above in “Executive Compensation–Compensation Discussion and Analysis,” the Company’s compensation programs are designed, among other things, to encourage long-term shareholder value creation, rather than short-term shareholder value maximization. Performance is evaluated based on quantitative and qualitative factors and there is a review of not only “what” is achieved, but also “how” it is achieved. Consistent with this long-term focus, the compensation policies and practices for the Named Executive Officers and other employees do not encourage excessive risk-taking. In fact, many elements of the executive compensation program serve to mitigate excessive risk-taking.

•

Balanced pay mix.    A balanced mix of base salary, annual cash incentives and long-term equity compensation is provided. Incentives tied to annual performance are balanced with incentives tied to multi-year performance, as measured by total shareholder return relative to two indices in the long-term incentive program. In this way, the Executive Officers are motivated to consider the impact of decisions over the short, intermediate and long terms.

•

Balanced performance measurements.    The performance measures used in the annual and long-term incentive programs were chosen to provide appropriate safeguards against maximization of a single performance goal at the expense of the overall health of the Company’s business. The incentive programs are not completely quantitative. Various individual and qualitative objectives are incorporated, and the Compensation Committee has the discretion to adjust earned bonuses based on the “quality” of the results as well as individual performance and behaviors.

•	Incentive payments are capped. The annual and long-term incentive programs do not have unlimited upside potential.

•

Long-term incentive grants.    Restricted shares, which are well-aligned with shareholders because they have both upside potential and downside risk, make up 100% of the total value of the long-term incentive compensation program.

•

Stock ownership requirements.    As discussed in “Executive Compensation–Compensation Discussion and Analysis–Ownership Guidelines” above, the Executive Officers are subject to stock ownership guidelines based on a multiple of base salary. These stock ownership guidelines align the interests of Management with long-term shareholder interests.

To confirm the effectiveness of its approach to compensation, from time to time the Company reviews the potential risks associated with the structure and design of its various compensation plans and programs for all employees. In conducting this assessment, the Company inventories its material plans and programs, with particular emphasis on incentive compensation plans.

DIRECTOR COMPENSATION

The table below summarizes the compensation paid in 2012 to the Company’s non-employee Directors. Directors who are also employees or consultants of the Company do not receive additional compensation for being members of the Board.

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(7)	Option Awards ($)	Total ($)
William C. Ballard, Jr.	$93,000		$95,053	$0	$188,053
Pier C. Borra	27,313	(1)	95,053	0	122,366
Daniel A. Decker	55,700	(2)	95,053	0	150,753
Thomas J. DeRosa	114,750	(3)	95,053	0	209,803
Jeffrey H. Donahue	120,750	(4)	95,053	0	215,803
Peter J. Grua	114,500	(5)	95,053	0	209,553
Fred S. Klipsch	83,000		95,053	0	178,053
Sharon M. Oster	92,000		95,053	0	187,053
Jeffrey R. Otten	90,000		95,053	0	185,053
Judith C. Pelham	52,933	(6)	0	0	52,933
R. Scott Trumbull	89,000		95,053	0	184,053

(1)	Mr. Borra retired from the Board of Directors on May 3, 2012.

(2)	Mr. Decker resigned from the Board of Directors on August 21, 2012.

(3)	Includes $15,000 additional retainer for serving as Audit Committee Chair.

(4)	Includes $15,000 additional retainer for serving as Compensation Committee Chair.

(5)	Includes $15,000 additional retainer for serving as Nominating/Corporate Governance Committee Chair.

(6)	Ms. Pelham was appointed to the Board of Directors on May 3, 2012.

(7)

Amounts set forth in this column represent the grant-date fair value calculated in accordance with FASB ASC Topic 718 for awards granted to the non-employee Directors and are based on the share prices on the respective dates of grant (or, if the date of grant was not a trading day, the last trading day prior to the date of grant), which were $57.33, $49.17, $40.74 and $43.29 for grants on January 26, 2012, January 27, 2011, May 6, 2010 and January 28, 2010, respectively. As of December 31, 2012, (a) each non-employee Director (other than Mr. Decker and Ms. Pelham) held an aggregate of 3,686 deferred stock units that have not yet been converted into shares of common stock, (b) Mr. Decker held an aggregate of 1,658 deferred stock units that have not yet been converted into shares of common stock and (c) Ms. Pelham did not hold any deferred stock units.

The form and amount of non-employee Director compensation is determined by the Board of Directors upon the recommendation of the Compensation Committee. Generally, the Board’s policy is to pay its non-employee Directors appropriate and competitive compensation so as to ensure the Company’s ability to attract and retain highly-qualified Directors in a manner consistent with recognized corporate governance best practices. Directors who are also employees do not receive additional compensation for their Board service. The Compensation Committee generally reviews non-employee Director compensation on an annual basis with its independent compensation consultant, which advises the Compensation Committee on the design and amount of compensation for non-employee Directors.

The compensation program for non-employee Directors for the 2012 calendar year consisted of:

Cash Compensation

•	$80,000 annual cash retainer

•	Additional Committee Chair retainers of $15,000 per year for the Chairs of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee

•	If the Board of Directors holds more than four meetings in a year, each Director will receive $1,500 for each meeting attended in excess of four meetings

•

If any of the Audit, Compensation, Executive or Nominating/Corporate Governance Committees holds more than four meetings in a year, each member will receive $1,000 for each meeting attended in excess of four meetings

•

With respect to strategic planning sessions of the Executive Committee, each non-employee member of the Executive Committee received $7,500 as a one-time fee in 2012 and will receive $1,500 for each meeting attended that is held at a separate location from a meeting of the Board of Directors and $750 for each meeting attended that is held telephonically or at the same location as a meeting of the Board of Directors

Equity Compensation

In 2012, the non-employee Directors each received grants of deferred stock units with a value of $95,000, pursuant to the 2005 Long-Term Incentive Plan. The deferred stock units are fully vested at grant, but are converted into shares of common stock in three equal installments on the first three anniversaries of the date of grant. Recipients of the deferred stock units also are entitled to DERs.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related Party Transactions

The Company has a written policy requiring all material transactions with related parties to be approved or ratified by the Nominating/Corporate Governance Committee. The policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) the Company is a participant, and (3) any related party has or will have a direct or indirect interest (other than solely as a result of being a Director or a less than 10% beneficial owner of another entity).

In determining whether to approve or ratify a transaction, the Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has determined that transactions that involve any employment by the Company of an Executive Officer of the Company shall be deemed to be pre-approved if the related compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K because the person is a Named Executive Officer, or if the Executive Officer is not a Named Executive Officer and the compensation would have been reported in the Company’s proxy statement if the Executive Officer had been a Named Executive Officer (and the Company’s Compensation Committee approved or recommended that the Board approve such compensation). The Board also has pre-approved certain transactions that involve any compensation paid to a Director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K, certain charitable contributions by the Company if the related party is an employee or a director of the charitable institution, and any transaction where the related party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock receive the same benefit on a pro rata basis.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of December 31, 2012, concerning shares of common stock authorized for issuance under all of the Company’s equity compensation plans:

	(a) Number of Securities to be Issued Upon Exercise or Vesting of Options and Rights		(b) Weighted Average Exercise Price of Outstanding Options		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	1,302,786	(1)	$46.40	(2)	3,335,593	(3)
Equity compensation plans not approved by shareholders	None		N/A		None

Totals	1,302,786	(1)	$46.40	(2)	3,335,593	(3)

(1)

This number reflects the options granted under the 1995 Stock Incentive Plan, as amended, and the options, deferred stock units and performance shares granted under the 2005 Long-Term Incentive Plan. See note 6 to the “2012 Outstanding Equity Awards at Fiscal Year-End Table,” note 5 to the “2012 Grants of Plan-Based Awards Table” and note 7 to “2012 Director Compensation Table” for additional information regarding the deferred stock units and performance shares.

(2)	This price does not include deferred stock units or performance shares granted under the 2005 Long-Term Incentive Plan.

(3)

This number reflects the 6,200,000 shares of common stock reserved for future issuance under the 2005 Long-Term Incentive Plan, as reduced by awards issued under the 2005 Long-Term Incentive Plan, and as increased by shares withheld to satisfy tax liabilities arising from vesting of awards under the 1995 Stock Incentive Plan that are available for future issuance under the 2005 Long-Term Incentive Plan.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2012 and has been selected by the Company to serve in such capacity for the year ending December 31, 2013. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since the Company’s inception in 1970. Although the submission of this matter for approval by shareholders is not legally required, the Board believes that such submission follows sound business practice and is in the best interests of the shareholders. If this appointment is not ratified by the holders of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting, the Directors will consider the selection of another accounting firm. If such a selection were made, it may not become effective until 2014 because of the difficulty and expense of making a substitution. Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees for professional services provided by Ernst & Young LLP in each of the last two fiscal years, in each of the following categories, are as follows:

	Year ended December 31,
	2012	2011
Audit Fees	$2,104,353	$2,302,846
Audit-Related Fees	4,772	2,130
Tax Fees:
Tax Compliance	3,515,503	1,235,754
Tax Planning and Tax Advice	1,422,380	931,803
All Other Fees	0	0

Totals	$7,047,008	$4,472,533

Audit fees include fees associated with the annual audit, the review of the Company’s quarterly reports on Form 10-Q and services that generally only the independent registered public accounting firm can provide such as comfort letters, consents and assistance with review of documents to be filed with or furnished to the Securities and Exchange Commission.

Audit-related fees include fees associated with assurance and related services that are traditionally performed by an independent accountant, and include access to research databases and consultations concerning financial accounting and reporting standards.

Tax fees include fees for tax compliance and tax planning and tax advice services. Tax compliance involves the preparation of original and amended tax returns, claims for refund and tax payment-planning services. Tax planning and tax advice encompass a diverse range of services, including assistance with tax audits and appeals, tax advice related to acquisitions, and requests for rulings or technical advice from taxing authorities. The increase in tax fees in 2012 is primarily due to the increase in tax return preparation related to the significant increase in the Company’s acquisitions in 2010 and 2011. During 2012, the Company initiated a process to create an internal tax compliance function and began to transition certain domestic tax compliance activity from Ernst & Young LLP to the Company. Once complete, the Company anticipates that this transition will result in a decrease in the percentage of fees for tax services to the total fees paid to Ernst & Young LLP.

None of the foregoing fees were paid for services, the sole business purpose of which was tax avoidance, or the tax treatment of which would not be supported by the Code and related regulations.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP. The affirmative vote of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting will be required for such ratification.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services for the Company by Ernst & Young LLP. At its annual meeting in January or February, the Audit Committee gives its prior approval for particular audit and non-audit services within the following categories of services that it desires the independent registered public accounting firm to undertake: audit services, audit-related services, tax compliance services and tax planning and tax advice services. Prior to giving its approval, the Committee reviews the written descriptions of these services provided by Ernst & Young LLP and the estimated fees for these services. All other non-audit services must be pre-approved on an individual engagement basis. If there is any question as to whether a proposed service has been pre-approved, Management and the independent registered public accounting firm together must contact the Audit Committee to obtain clarification or, if necessary, pre-approval.

All of the audit services, audit-related services, tax compliance services and tax planning and tax advice services provided to the Company by Ernst & Young LLP during the year ended December 31, 2012 were pre-approved by the Audit Committee.

Where specific Audit Committee approval of non-audit services is required, the Chair of the Audit Committee may pre-approve the engagement subject to a presentation to the full Audit Committee at its next regularly scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities this past year, the Committee reviewed the audited financial statements with Management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T). In addition, the Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm’s communications with the Committee concerning independence. The Committee has also discussed with the independent registered public accounting firm such firm’s independence from Management and the Company and considered the compatibility of non-audit services with such firm’s independence.

The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Committee met with such firm, with and without Management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held five meetings during the year ended December 31, 2012.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder ratification, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. Messrs. DeRosa, Otten and Trumbull were each members of the Committee in 2012 and participated in the reviews and discussions described above.

Submitted by the Audit Committee

Thomas J. DeRosa, Audit Committee Chair

Jeffrey R. Otten, Audit Committee Member

R. Scott Trumbull, Audit Committee Member

OTHER MATTERS

Management is not aware of any matters to be presented for action at the Annual Meeting other than the matters set forth above. If any other matters do properly come before the meeting or any adjournment thereof, it is intended that the persons named in the proxy will vote in accordance with their judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Erin C. Ibele
Senior Vice President-Administration and Corporate Secretary

Health Care REIT, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week.
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 1, 2013.
Vote by Internet
• Go to www.investorvote.com/HCN
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors of the Company unanimously recommends that you vote FOR Proposals 1, 2 and 3.

1.	Election of ten Directors to hold office until the next annual meeting of shareholders:												+

		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	1.1 - William C. Ballard, Jr.	☐	☐	☐	1.2 - George L. Chapman	☐	☐	☐	1.3 - Thomas J. DeRosa	☐	☐	☐

	1.4 - Jeffrey H. Donahue	☐	☐	☐	1.5 - Peter J. Grua	☐	☐	☐	1.6 - Fred S. Klipsch	☐	☐	☐

	1.7 - Sharon M. Oster	☐	☐	☐	1.8 - Jeffrey R. Otten	☐	☐	☐	1.9 - Judith C. Pelham	☐	☐	☐

	1.10 - R. Scott Trumbull	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Approval of the compensation of the Named Executive Officers as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the SEC.	☐	☐	☐	3.	Ratification of the appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for the fiscal year 2013.	☐	☐	☐

4.	With discretionary authority on any other business that may properly come before the meeting or any adjournment thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporate or partnership proxies should be signed by an authorized person with the person’s title indicated.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

¢	1 U P X	+

                                     01LRWD

The proxy materials for Health Care REIT, Inc. also are available at www.hcreit.com/proxy.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — HEALTH CARE REIT, INC.	+

PROXY FOR COMMON STOCK

Proxy Solicited by the Board of Directors

The undersigned hereby appoints George L. Chapman and Peter J. Grua, and each of them, as proxies for the undersigned, with full power of substitution, to vote all shares of common stock, $1.00 par value per share, of Health Care REIT, Inc. (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 2, 2013, or any adjournments thereof.

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE

TAKING OF A VOTE ON THE MATTERS HEREIN.

Returned proxy cards will be voted: (1) as specified on the matters listed; (2) in accordance with the Directors’ recommendations where a choice is not specified; and (3) in accordance with the judgment of the proxies on any other matters that may properly come before the meeting.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+